AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 29, 2009

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, as amended

Adventure Energy, Inc.

(Name of small business issuer in its charter)

Florida	1311	26-2317506
(State or other jurisdiction of incorporation or	(Primary Standard Industrial Classification	(I.R.S. Employer Identification No
organization)	Code Number)

Wayne Anderson, President
Adventure Energy, Inc.
33 6 th Street South
Suite 600
St. Petersburg, Florida 33701

Phone: 727-824-2800
(Address and telephone number of principal executive offices)

APPROXIMATE DATE OF PROPOSED SALE TO PUBLIC: From time to time after this

Registration Statement becomes effective.

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration number of the earlier effective registration statement for the same offering.❒

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.❒

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.❒

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

    Indicate by check mark whether registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	❒	Accelerated Filer	❒
Non-accelerated filer	❒	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE
Proposed
Maximum
		Offering	Proposed
		Price	Maximum
	Amount	Per	Aggregate	Amountof
	To Be	Unit	Offering	Registration
Title of Each Class of Securities To Be Registered	Registered	(1)(2)	Price	Fee
Common Stock offered by our Selling Stockholders (2)	5,902,721	$0.04	$236,109	$16.84

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457. The proposed maximum offering based on the estimated high end of the range at which the common stock will initially be sold.

(2)
The selling shareholders will offer their shares at the prevailing market prices per share quoted on the OTC Bulletin or privately negotiated prices. We will not receive proceeds from the sale of shares from the selling shareholders.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a) may determine.

SUBJECT TO COMPLETION, DECEMBER 28, 2009

ADVENTURE ENERGY, INC.

5,902,721

Shares of Common Stock

 This prospectus (the “Prospectus”) relates to the resale of 5,902,721shares of our common stock, par value of $0.001, by certain individuals and entities who beneficially own shares of our common stock.  We are not selling any shares of our common stock in this offering and therefore we will not receive any proceeds from this offering. However, we will receive proceeds from the sale of our common stock under the Securities Purchase Agreement which was entered into between the Company and Tangiers Investors, LP, (“Tangiers”) and from the issuance of a $50,000 secured convertible debenture issued to Atlas Capital Partners, LLC (“Atlas”).

On September 24, 2009 we entered into a Securities Purchase Agreement with Tangiers. Pursuant to the Securities Purchase Agreement the Company may, at its discretion, periodically sell to Tangiers shares of its common stock for a total purchase price of up to $3,000,000. For each share of common stock purchased under the Securities Purchase Agreement, Tangiers will pay  us 90% of the lowest volume weighted average price of the Company's common stock as quoted by Bloomberg, LP on the Over-the-Counter Bulletin Board or other principal market on which the Company's common stock is traded for the five days immediately following the notice date. The price paid by Tangiers for the Company's stock shall be determined as of the date of each individual request for an advance under the Securities Purchase Agreement. Tangiers’ obligation to purchase shares of the Company's common stock under the Securities Purchase Agreement is subject to certain conditions, including the Company obtaining an effective registration statement for shares of the Company's common stock sold under the Securities Purchase Agreement and is limited to $250,000 per ten consecutive trading days after the advance notice is provided to Tangiers. The Securities Purchase Agreement shall terminate and Tangiers shall have no further obligation to make advances under the Securities Purchase Agreement at the earlier of the passing of 18 months after the date that the Securities and Exchange Commission declares the Company’s registration statement effective or the Company receives advances from Tangiers equal to the $3,000,000. Upon the execution of the Securities Purchase Agreement, Tangiers received a one-time commitment fee equal to $150,000 of the Company's common stock divided by the lowest volume weighted average price of the Company's common stock during the 10 business days immediately following the date of the Securities Purchase Agreement, as quoted by Bloomberg, LP.

At our current stock price of $0.04we will need to register 83,333,333 shares of our common stock in order to obtain the full $3,000,000 available to us under the Securities Purchase Agreement. We are only registering 5,902,721 shares of our common stock under this registration statement.  If our stock price remains at or below $0.04 , we will be required to file another registration statement if we intend to obtain the full amount of funds available to us under the Securities Purchase Agreement.  For a more detailed description of the number of shares and proceeds we could receive under this registration statement please review the “Use of Proceeds”.

On September 25, 2009, the Company issued Atlas, a 7% secured convertible debenture in the amount of $50,000. This convertible debenture has a term of nine months and was fully funded on September 25, 2009.  Payment of interest on the convertible debenture can be made in cash or, at the option of the Company, in shares of the Company’s common stock valued at the then applicable conversion price. Interest on the convertible debenture will accrue as of September 25, 2009 and will not be payable until the maturity date of June 25, 2010. The debenture also has a conversion price equal to 70% of the average of the two lowest volume weighted average trading prices of the Company’s common stock during the 10 trading days immediately preceding the conversion date as quoted by Bloomberg, LP.

The shares of our common stock are being offered for sale by the selling stockholder at prices established on the Over-the-Counter Bulletin Board during the term of this offering, at prices different than prevailing market prices or at privately negotiated prices. On December 28, 2009 the last reported sale price of our common stock was $0.04  per share. Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol “ADVE.OB.” These prices will fluctuate based on the demand for the shares of our common stock.  As of December 28, 2009 the number of shares that we are registering for sale under this registration statement upon issuance would equal approximately 30% of our outstanding common stock.

With the exception of Tangiers, who is an “underwriter” within the meaning of the Securities Act of 1933, no other underwriter or person has been engaged to facilitate the sale of shares of our common stock in this offering. This offering will terminate twenty-four months after the accompanying registration statement is declared effective by the Securities and Exchange Commission. None of the proceeds from the sale of our common stock by the selling stockholders will be placed in escrow, trust or any similar account.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 9 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OF ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

The date of this prospectus is December 29, 2009

PROSPECTUS SUMMARY

      The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "RISK FACTORS" section, the financial statements and the notes to the financial statements. As used throughout this prospectus, the terms "Adventure", "Company", "we," "us," or "our" refer to Adventure Energy, Inc

Organization

       Adventure Energy, Inc. was incorporated on March 28, 2008 in the State of Florida under the name AdventureEnergy, Inc. Our principal executive offices are currently located at 33 6th Street S. Suite 600, St. Petersburg, Florida, 33701. Our telephone number is (727) 824-2800. Our fiscal year-end is December 31. As described below, Adventure Energy is an oil and natural gas company that was incorporated with the objective to engage in exploration, development, and production activities in the Appalachian Basin. The Company focuses primarily on drilling and acquisition of proven developed and undeveloped properties and on the enhancement and development of these properties.

     We are a development stage business and have had no revenue since our formation.

Going Concern

The Company is a development stage Company.  The Company had no revenues and has incurred losses of $1,908,285 for the period March 28, 2008 (inception) to September 30, 2009 and negative working capital aggregating $ 275,367. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

There can be no assurance that sufficient funds required during the next year or thereafter will be generated from operations or that funds will be available from external sources such as debt or equity financings or other potential sources. The lack of additional capital resulting from the inability to generate cash flow from operations or to raise capital from external sources would force the Company to substantially curtail or cease operations and would, therefore, have a material adverse effect on its business. Furthermore, there can be no assurance that any such required funds, if available, will be available on attractive terms or that they will not have a significant dilutive effect on the Company’s existing stockholders.

The Company intends to overcome the circumstances that impact its ability to remain a going concern through a combination of increased revenue from current and future production from its wells, with interim cash flow deficiencies being addressed through additional equity and debt financing. The Company anticipates raising additional funds through public or private financing, strategic relationships or other arrangements in the near future to support its business operations; however the Company may not have commitments from third parties for a sufficient amount of additional capital. The Company cannot be certain that any such financing will be available on acceptable terms, or at all, and its failure to raise capital when needed could limit its ability to continue its operations. The Company’s ability to obtain additional funding will determine its ability to continue as a going concern. Failure to secure additional financing in a timely manner and on favorable terms would have a material adverse effect on the Company’s financial performance, results of operations and stock price and require it to curtail or cease operations, sell off its assets, seek protection from its creditors through bankruptcy proceedings, or otherwise. Furthermore, additional equity financing may be dilutive to the holders of the Company’s common stock, and debt financing, if available, may involve restrictive covenants, and strategic relationships, if necessary to raise additional funds, and may require that the Company relinquish valuable rights.

This registration statement must be declared effective by the Securities and Exchange Commission prior to us being able to issue shares to Tangiers so that we may obtain cash advances under the Securities Purchase Agreement. Our ongoing execution of our business plan is expected to result in operating losses. There are no assurances that we will be successful in achieving our goals of increasing revenues and reaching profitability.

Summary Financial Statements

	Nine-Months Ended September 30, 2009	Year Ended December 31, 2008
Statement of Operations Data
Revenue	$52,551	$0
Operating Expenses	(1,568,409)	762,925
Gross Profit	0	0
Net Loss	(1,502,000)	(760,684)
Basis and Diluted	(0.10)	(0.07)

Balance Sheet Data
Total Current Assets	$1,348,716	$27,389
Current Liabilities	303,500	0
Total Stockholders’ Equity	45,216	33,289
Total liabilities and stockholders’ equity	$1,348,716	$33,289

Summary of the Offering

Common stock outstanding before the offering	22,085,910

Common stock offered by selling stockholders	5,902,721

Common stock to be outstanding after the offering	27,988,631

Use of proceeds	We will not receive any proceeds from the sale of shares by thestockholders.

Risk Factors	You should read the "Risk Factors" section of this prospectus for a discussion of factors that you should consider carefully before deciding to invest in shares of our common stock.

The above information regarding common stock to be outstanding after the offering is based on 22,085,910 shares of common stock outstanding as of December 28, 2009.

 RISK FACTORS

     You should carefully consider the risks described below as well as other information provided to you in this document, including information in the section of this document entitled “Forward Looking Statements.” The risks and uncertainties described below are not the only ones facing the Company. Additional risks and uncertainties not presently known to the Company or that the Company currently believes are immaterial may also impair the Company’s business operations. If any of the following risks actually occur, the Company’s business, financial condition or results of operations could be materially adversely affected, the value of the Company common stock could decline, and you may lose all or part of your investment.

RISKS RELATED TO OUR  BUSINESS AND FINANCIAL CONDITION

We have a limited operating history and if we are not successful in continuing to grow our business, then we may have to scale back or even cease ongoing business operations.

     We are in the “developmental” stage of business and have yet to commence any substantive commercial operations. We have no history of revenues from operations. We have yet to generate positive earnings and there can be no assurance that we will ever operate profitably. We have a limited operating history and must be considered in the developmental stage. Success is significantly dependent on a successful drilling, completion and production program. Operations will be subject to all the risks inherent in the establishment of a developing enterprise and the uncertainties arising from the absence of a significant operating history. We may be unable to locate recoverable reserves or operate on a profitable basis. We are in the developmental stage and potential investors should be aware of the difficulties normally encountered by enterprises in this stage. If the business plan is not successful, and we are not able to operate profitably, investors may lose some or all of their investment in the Company.

As properties are in the exploration stage, there can be no assurance that we will establish commercial discoveries on the properties.

Exploration for economic reserves of oil and gas is subject to a number of risk factors. Few properties that are explored are ultimately developed into producing oil and/or gas wells. Our properties are in the exploration stage only and with the exception of one currently drilled and producing well on our property, we have not yet begun production. We may not establish commercial discoveries on any of the properties. Failure to make commercial discoveries on any of these properties would prevent our company from earning revenue and could lead to the failure of our business.

We rely on highly skilled personnel and, if we are unable to retain or motivate key personnel or hire qualified personnel, we may not be able to grow effectively.

     Our performance largely depends on the talents and efforts of highly skilled individuals. Our future success depends on our continuing ability to identify, hire, develop, motivate and retain highly skilled personnel for all areas of our organization. Our continued ability to compete effectively depends on our ability to attract new technology developers and to retain and motivate our existing contractors. Failure to attract and retain qualified personnel could result in a slower and less efficient development of our company.

We will need significant additional capital, which we may be unable to obtain.

     Our capital requirements will be significant. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us in an amount sufficient to enable us to continue our operations, and there can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all. If we are unable to obtain additional financing, our exploration activities will be curtailed. To date, the majority of expenses have been paid directly by the President or Vice-President. If either party elects to cease paying operating expenses and the Company is unsuccessful in obtaining outside financing, the Company may not be able to continue its existence.

Our independent auditors have expressed doubt about our ability to continue as a going concern, and the amounts recorded in our financial statements may require adjustments if the assumption that the entity is a going concern proves untrue, which may hinder our ability to obtain future financing

Our independent auditors stated that our financial statements were prepared assuming that we would continue as a going concern, As a result of the going concern qualification, we may find it much more difficult to obtain financing in the future, if required. Further, any financing we do obtain may be on less favorable terms. Moreover, if the Company should fail to continue as a going concern, there is a risk of total loss of any monies invested in the Company, and it is also possible that, in such event, our shares, including those registered hereby would be of little or no value.

Failure to properly manage our potential growth would be detrimental to our business.

     Any growth in our operations will place a significant strain on our resources and increase demands on our management and on our operational and administrative systems, controls and other resources. There can be no assurance that our existing personnel, systems, procedures or controls will be adequate to support our operations in the future or that we will be able to successfully implement appropriate measures consistent with our growth strategy. As part of this growth, we may have to implement new operational and financial systems, procedures and controls to expand, train and manage our employee base and maintain close coordination among our staff. We cannot guarantee that we will be able to do so, or that if we are able to do so, we will be able to effectively integrate them into our existing staff and systems. We may fail to adequately manage our anticipated future growth. We will also need to continue to attract, retain and integrate personnel in all aspects of our operations. Failure to manage our growth effectively could hurt our business.

We are a new entrant into the oil and gas exploration and development industry without profitable operating history

     Since inception, activities have been limited to organizational efforts, obtaining working capital and acquiring and developing a very limited number of properties. As a result, there is limited information regarding property related production potential or revenue generation potential. As a result, future revenues may be limited or non-existent.

     The business of oil and gas exploration and development is subject to many risks. The potential profitability of oil and natural gas properties if economic quantities are found is dependent upon many factors and risks beyond our control, including, but not limited to: (i) unanticipated ground conditions; (ii) geological problems; (iii) drilling and other processing problems; (iv) the occurrence of unusual weather or operating conditions and other force majeure events; (v) lower than expected reserve quantities; (vi) accidents; (vii) delays in the receipt of or failure to receive necessary government permits; (viii) delays in transportation; (ix) labor disputes; (x) government permit restrictions and regulation restrictions; (xi) unavailability of materials and equipment; and (xii) the failure of equipment or drilling to operate in accordance with specifications or expectations.

Drilling operations may not be successful which would harm our ability to operate

 There can be no assurance that future drilling activities will be successful, and we cannot be sure that overall drilling success rate or production operations within a particular area will ever come to fruition and, if it does, will not decline over time. We may not recover all or any portion of the capital investment in the wells or the underlying leaseholds.

Unsuccessful drilling activities would have a material adverse effect upon results of operations and financial condition. The cost of drilling, completing, and operating wells is often uncertain, and a number of factors can delay or prevent drilling operations including: (i) unexpected drilling conditions; (ii) pressure or irregularities in geological formations; (iii) equipment failures or accidents; (iv) adverse weather conditions; and (iv) shortages or delays in availability of drilling rigs and delivery of equipment. If we are unable to successfully drill for natural gas, we will not have revenue and in turn, the company could fail.

Production initiatives may not prove successful which could have a material adverse effect upon our operations

     The shales from which we intend to produce natural gas frequently contain water, which may hamper the ability to produce gas in commercial quantities. The amount of natural gas that can be commercially produced depends upon the rock and shale formation quality, the original free gas content of the shales, the thickness of the shales, the reservoir pressure, the rate at which gas is released from the shales, and the existence of any natural fractures through which the gas can flow to the well bore. However, shale rock formations frequently contain water that must be removed in order for the gas to detach from the shales and flow to the well bore. The ability to remove and dispose of sufficient quantities of water from the shales will determine whether or not we can produce gas in commercial quantities.There is no guarantee that the potential drilling locations we have or acquire in the future will ever produce natural gas, which could have a material adverse effect upon the results of operations.

Prospects that we decide to drill may not yield natural gas or oil in commercially viable quantities which could have a material adverse effect upon our operations

Prospects are in various stages of preliminary evaluation and assessment and we have not reached the point where we will decide to drill at all on the subject prospects. The use of seismic data, historical drilling logs, offsetting well information, and other technologies and the study of producing fields in the same area will not enable us to know conclusively prior to drilling and testing whether natural gas will be present or, if present, whether natural gas or oil will be present in sufficient quantities or quality to recover drilling or completion costs or to be economically viable. In sum, the cost of drilling, completing and operating any wells is often uncertain and new wells may not be productive.

If production results from operations, we are dependent upon transportation and storage services provided by third parties

We will be dependent on the transportation and storage services offered by various interstate and intrastate pipeline companies for the delivery and sale of gas supplies. Both the performance of transportation and storage services by interstate pipelines and the rates charged for such services are subject to the jurisdiction of the Federal Energy Regulatory Commission or state regulatory agencies. An inability to obtain transportation and/or storage services at competitive rates could hinder processing and marketing operations and/or affect sales margins.

The potential profitability of oil and gas ventures depends upon factors beyond the control of our company

The potential profitability of oil and gas properties is dependent upon many factors beyond our control. For instance, world prices and markets for oil and gas are unpredictable, highly volatile, potentially subject to governmental fixing, pegging, controls, or any combination of these and other factors, and respond to changes in domestic, international, political, social, and economic environments. Additionally, due to worldwide economic uncertainty, the availability and cost of funds for production and other expenses have become increasingly difficult, if not impossible, to project. These changes and events may materially affect financial performance.

Adverse weather conditions can also hinder drilling operations. A productive well may become uneconomic in the event that water or other deleterious substances are encountered which impair or prevent the production of oil and/or gas from the well. The marketability of oil and gas which may be acquired or discovered will be affected by numerous factors beyond our control. These factors include the proximity and capacity of oil and gas pipelines and processing equipment, market fluctuations of prices, taxes, royalties, land tenure, allowable production and environmental regulations. These factors cannot be accurately predicted and the combination of these factors may result in our company not receiving an adequate return on invested capital.

The oil and gas industry is highly competitive and there is no assurance that we will be successful in acquiring new leases

The oil and gas industry is intensely competitive. We compete with numerous individuals and companies, including many major oil and gas companies, which have substantially greater technical, financial and operational resources and staffs. Accordingly, there is a high degree of competition for desirable oil and gas leases, suitable properties for drilling operations and necessary drilling equipment, as well as for access to funds. We cannot predict if the necessary funds can be raised or that any projected work will be completed. With the increased competition for mineral rights leases, we cannot say with certainty that we will be able to expand beyond the current 1500 acres we currently hold. If we are unable to acquire further leaseholds, our drilling activities will be restricted to the acreage we currently maintain, which will in turn limit our growth and revenue.

Oil and gas operations are subject to comprehensive regulation which may cause substantial delays or require capital outlays in excess of those anticipated causing an adverse effect on our company

Oil and gas operations are subject to federal, state, and local laws relating to the protection of the environment, including laws regulating removal of natural resources from the ground and the discharge of materials into the environment. Oil and gas operations are also subject to federal, state, and local laws and regulations which seek to maintain health and safety standards by regulating the design and use of drilling methods and equipment. Various permits from government bodies are required for drilling operations to be conducted; no assurance can be given that such permits will be received. Environmental standards imposed by federal, state or local authorities may be changed and any such changes may have material adverse effects on activities. Moreover, compliance with such laws may cause substantial delays or require capital outlays in excess of those anticipated, thus causing an adverse effect on us. Additionally, we may be subject to liability for pollution or other environmental damages which we may elect not to insure against due to prohibitive premium costs and other reasons. To date we have not been required to spend any material amount on compliance with environmental regulations. However, we may be required to do so in future and this may affect our ability to expand or maintain operations.

Exploration activities are subject to certain environmental regulations which may prevent or delay the commencement or continuance of operations

In general, exploration activities are subject to certain federal, state and local laws and regulations relating to environmental quality and pollution control. Such laws and regulations increase the costs of these activities and may prevent or delay the commencement or continuance of a given operation. Compliance with these laws and regulations has not had a material effect on operations or financial condition to date. Specifically, we are subject to legislation regarding emissions into the environment, water discharges and storage and disposition of hazardous wastes. In addition, legislation has been enacted which requires well and facility sites to be abandoned and reclaimed to the satisfaction of state authorities. However, such laws and regulations are frequently changed and we are unable to predict the ultimate cost of compliance. Generally, environmental requirements do not appear to affect us any differently or to any greater or lesser extent than other companies in the industry.

We believe that our operations comply, in all material respects, with all applicable environmental regulations. Our operating partners maintain insurance coverage customary to the industry; however, we are not fully insured against all possible environmental risks.

Exploratory drilling involves many risks and we may become liable for pollution or other liabilities which may have an adverse effect on financial position

Drilling operations generally involve a high degree of risk. Hazards such as unusual or unexpected geological formations, power outages, labor disruptions, blow-outs, sour gas leakage, fire, inability to obtain suitable or adequate machinery, equipment or labor, and other risks are involved. We may become subject to liability for pollution or hazards against which we cannot adequately insure or which we may elect not to insure. Incurring any such liability may have a material adverse effect on financial position and operations.

Any change to government regulation/administrative practices may have a negative impact on the ability to operate and profitability.

The laws, regulations, policies or current administrative practices of any government body, organization or regulatory agency in the United States or any other jurisdiction, may be changed, applied or interpreted in a manner which will fundamentally alter the ability of our company to carry on our business. The actions, policies or regulations, or changes thereto, of any government body or regulatory agency, or other special interest groups, may have a detrimental effect on us. Any or all of these situations may have a negative impact on our ability to operate profitably.

RISKS RELATED TO COMMON STOCK

There is currently no trading market for our common stock, and liquidity of shares of our common stock is limited.

There is no established public trading market for our securities. Hence, there is no central place, such as a stock exchange or electronic trading system, to resell your common stock. If you want to resell your shares, you will have to locate a buyer and negotiate your own sale. It is our plan to utilize a market maker who will apply to have our common stock quoted on the Over the Counter Bulletin Board in the United States. Our shares are not and have not been listed or quoted on any exchange or quotation system. There can be no assurance that a market maker will agree to file the necessary documents FINRA which operates the Over the Counter Bulletin Board, no can there be any assurance that such an application for quotations will be approved or that a regular trading market will develop or that if developed, will be sustained. In the absence of a trading market, an investor will be unable to liquidate his investment except by private sale.

Failure to develop or maintain a trading market could negatively affect its value and make it difficult or impossible for you to sell your shares. Even if a market for common stock does develop, the market price of common stock may be highly volatile. In addition to the uncertainties relating to future operating performance and the profitability of operations, factors such as variations in interim financial results or various, as yet unpredictable, factors, many of which are beyond our control, may have a negative effect on the market price of our common stock.

Should our stock become listed on the OTC Bulletin Board, if we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board which would limit the ability of broker-dealers to sell our securities in the secondary market

Companies trading on the Over the Counter Bulletin Board, such as we are seeking to become, must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTC Bulletin Board.

As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market. In addition, we may be unable to get relisted on the OTC Bulletin Board, which may have an adverse material effect on the Company.

We do not expect to pay dividends in the future; any return on investment may be limited to the value of our common stock.

We do not currently anticipate paying cash dividends in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as the board of directors may consider relevant. Our current intention is to apply net earnings, if any, in the foreseeable future to increasing our capital base and development and marketing efforts. There can be no assurance that the Company will ever have sufficient earnings to declare and pay dividends to the holders of our common stock, and in any event, a decision to declare and pay dividends is at the sole discretion of our board of directors. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if its stock price appreciates.

The Company arbitrarily determined the offering price and terms of the Shares offered through this Prospectus

The price of the Shares has been arbitrarily determined and bears no relationship to the assets or book value of the Company , or other customary investment criteria. No independent counsel or appraiser has been retained to value the Shares, and no assurance can be made that the offering price is in fact reflective of the underlying value of the Shares offered hereunder. Each prospective investor is therefore urged to consult with his or her own legal counsel and tax advisors as to the offering price and terms of the Shares offered hereunder.

The Shares are an illiquid investment and transferability of the Shares is subject to significant restriction

There are substantial restrictions on the transfer of the Shares. Therefore, the purchase of the Shares must be considered a long-term investment acceptable only for prospective investors who are willing and can afford to accept and bear the substantial risk of the investment for an indefinite period of time. There is not a public market for the resale of the Shares. A prospective investor, therefore, may not be able to liquidate its investment, even in the event of an emergency, and Shares may not be acceptable as collateral for a loan.

Our shares are subject to the U.S. “Penny Stock” Rules and investors who purchase our shares may have difficulty reselling their shares as the liquidity of the market for our shares may be adversely affected by the impact of the “Penny Stock” Rules.

Our stock is subject to U.S. “Penny Stock” rules, which may make the stock more difficult to trade on the open market. Our common shares are not currently traded on the OTCBB, but it is the Company’s plan that the common shares be quoted on the OTCBB. A “penny stock” is generally defined by regulations of the U.S. Securities and Exchange Commission (“SEC”) as an equity security with a market price of less than US$5.00 per share. However, an equity security with a market price under US$5.00 will not be considered a penny stock if it fits within any of the following exceptions:

(i)	the equity security is listed on NASDAQ or a national securities exchange;
(ii)
the issuer of the equity security has been in continuous operation for less than three years, and either has (a) net tangible assets of at least US$5,000,000, or (b) average annual revenue of at least US$6,000,000; or

(iii)	the issuer of the equity security has been in continuous operation for more than three years, and has net tangible assets of at least US$2,000,000.

Our common stock does not currently fit into any of the above exceptions.

If an investor buys or sells a penny stock, SEC regulations require that the investor receive, prior to the transaction, a disclosure explaining the penny stock market and associated risks. Furthermore, trading in our common stock will be subject to Rule 15g-9 of the Exchange Act, which relates to non-NASDAQ and non-exchange listed securities. Under this rule, broker/dealers who recommend our securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser’s written agreement to a transaction prior to sale. Securities are exempt from this rule if their market price is at least $5.00 per share. Since our common stock is currently deemed penny stock regulations, it may tend to reduce market liquidity of our common stock, because they limit the broker/dealers’ ability to trade, and a purchaser’s ability to sell, the stock in the secondary market.

The low price of our common stock has a negative effect on the amount and percentage of transaction costs paid by individual shareholders. The low price of our common stock also limits our ability to raise additional capital by issuing additional shares. There are several reasons for these effects. First, the internal policies of certain institutional investors prohibit the purchase of low-priced stocks. Second, many brokerage houses do not permit low-priced stocks to be used as collateral for margin accounts or to be purchased on margin. Third, some brokerage house policies and practices tend to discourage individual brokers from dealing in low-priced stocks. Finally, broker’s commissions on low-priced stocks usually represent a higher percentage of the stock price than commissions on higher priced stocks. As a result, the Company’s shareholders may pay transaction costs that are a higher percentage of their total share value than if our share price were substantially higher.

RISKS RELATED TO OUR SECURITIES PURCHASE AGREEMENT

Existing stockholders will experience significant dilution from our sale of shares under the Securities Purchase Agreement.

The sale of shares pursuant to the Securities Purchase Agreement will have a dilutive impact on our stockholders. As a result, the market price of our common stock could decline significantly as we sell shares pursuant to the Securities Purchase Agreement. In addition, for any particular advance, we will need to issue a greater number of shares of common stock under the Securities Purchase Agreement as our stock price declines. If our stock price is lower, then our existing stockholders would experience greater dilution.

The investor under the Securities Purchase Agreement will pay less than the then-prevailing market price of our common stock

The common stock to be issued under the Securities Purchase Agreement will be issued at 90% of the daily volume weighted average price of our common stock during the five consecutive trading days immediately following the date we send an advance notice to the investor and is subject to further reduction provided in the Securities Purchase Agreement. These discounted sales could also cause the price of our common stock to decline.

The sale of our stock under the Securities Purchase Agreement could encourage short sales by third parties, which could contribute to the further decline of our stock price.

The significant downward pressure on the price of our common stock caused by the sale of material amounts of common stock under the Securities Purchase Agreement could encourage short sales by third parties. Such an event could place further downward pressure on the price of our common stock.

We may be limited in the amount we can raise under the Securities Purchase Agreement because of concerns about selling more shares into the market than the market can absorb without a significant price adjustment.

The Company intends to exert its best efforts to avoid a significant downward pressure on the price of its common stock by refraining from placing more shares into the market than the market can absorb. This potential adverse impact on the stock price may limit our willingness to use the Securities Purchase Agreement. Until there is a greater trading volume, it seems unlikely that we will be able to access the maximum amount we can draw without an adverse impact on the stock price

We will not be able to use the Securities Purchase Agreement if the shares to be issued in connection with an advance would result in Tangiers owning more than 9.9% of our outstanding common stock.

Under the terms of the Securities Purchase Agreement, we may not request advances if the shares to be issued in connection with such advances would result in Tangiers and its affiliates owning more than 9.9% of our outstanding common stock. We are permitted under the terms of the Securities Purchase Agreement to make limited draws on the Securities Purchase Agreement so long as Tangiers beneficial ownership of our common stock remains lower than 9.9%. A possibility exists that Tangiers and its affiliates may own more than 9.9% of our outstanding common stock (whether through open market purchases, retention of shares issued under the Securities Purchase Agreement, or otherwise) at a time when we would otherwise plan to obtain an advance under the Securities Purchase Agreement.  As such, by operation of the provisions of the Securities Purchase Agreement, the Company may be prohibited from procuring additional funding when necessary due to these provisions discussed above.

The Securities Purchase Agreement will restrict our ability to engage in alternative financings.

The structure of transactions under the Securities Purchase Agreement will result in the Company being deemed to be involved in a near continuous indirect primary public offering of our securities. As long as we are deemed to be engaged in a public offering, our ability to engage in a private placement will be limited because of integration concerns and therefore limits our ability to obtain additional funding if necessary. If we do not obtain the necessary funds required to maintain the operations of the business and to settle our liabilities on a timely manner, the business will inevitable suffer.

We may not be able to access sufficient funds under the Securities Purchase Agreement when needed.

The commitment amount of the Securities Purchase Agreement is $3,000,000. Our share price is currently trading at $0.04 per share.  We will need to register 83,333,333 shares of our common stock in order to obtain the full $3,000,000 available to us under the Securities Purchase Agreement. The total amount of 83,333,333 shares of our common stock will be issued to Tangiers in order to obtain the funds available to us under the Securities Purchase Agreement.  Our ability to raise funds under the Securities Purchase Agreement is also limited by a number of factors, including the fact that the maximum advance amount is capped at $250,000 as well as the fact that we are not permitted to submit any request for an advance within 10 trading days of a prior request. Also the Company may only draw an amount equal to the average daily trading volume in dollar amount during the 10 trading days preceding the advance date. As such, although sufficient funds are made available to the Company under the Securities Purchase Agreement, such funds may not be readily available when needed by the Company.  We are only registering 5,902,721 shares of our common stock under this registration statement.  If our stock price remains at or below $0.04 we will be required to file another registration statement if we intend to obtain the full amount of funds available to us under the Securities Purchase Agreement. At our current stock price of $0.04, if we issue to Tangiers all 5,902,721shares of our common stock registered under this registration statement we will be able to receive approximately $186,109 in net proceeds under the Securities Purchase Agreement after deducting registration expenses of $50,000.

We may be limited in the amount we can raise under the Securities Purchase Agreement because of concerns about selling more shares into the market than the market can absorb without a significant price adjustment.

The Company intends to exert its best efforts to avoid a significant downward pressure on the price of its common stock by refraining from placing more shares into the market than the market can absorb. This potential adverse impact on the stock price may limit our willingness to use the Securities Purchase Agreement. Until there is a greater trading volume, it seems unlikely that we will be able to access the maximum amount we can draw without an adverse impact on the stock price.

FORWARD-LOOKING STATEMENTS

     Some of the statements contained in this Registration Statement that are not historical facts are "forward-looking statements" which can be identified by the use of terminology such as "estimates," "projects," "plans," "believes," "expects," "anticipates," "intends," or the negative or other variations, or by discussions of strategy that involve risks and uncertainties. We urge you to be cautious of the forward-looking statements, that such statements, which are contained in this Registration Statement, reflect our current beliefs with respect to future events and involve known and unknown risks, uncertainties and other factors affecting our operations, market growth, services, products and licenses. No assurances can be given regarding the achievement of future results, as actual results may differ materially as a result of the risks we face, and actual events may differ from the assumptions underlying the statements that have been made regarding anticipated events. Factors that may cause actual results, our performance or achievements, or industry results, to differ materially from those contemplated by such forward-looking statements include without limitation:

•	our ability to attract and retain management;
•	our growth strategies;
•	anticipated trends in our business;
•	our future results of operations;
•	our ability to make or integrate acquisitions;
•	our liquidity and ability to finance our acquisition and development activities;
•	the timing, cost and procedure for proposed acquisitions;
•	the impact of government regulation;
•	estimates regarding future net revenues;
•	planned capital expenditures (including the amount and nature thereof);
•	estimates, plans and projections relating to acquired properties;
•	our financial position, business strategy and other plans and objectives for future operations;
•	the possibility that our acquisitions may involve unexpected costs;
•	competition;
•	the ability of our management team to execute its plans to meet its goals;
•	general economic conditions, whether internationally, nationally or in the regional and local market areas in which we business, that may be less favorable than expected; and
•	other economic, competitive, governmental, legislative, regulatory, geopolitical and technological factors that may impact our businesses, operations and pricing.

     All written and oral forward-looking statements made in connection with this Form S-1/A that are attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. Given the uncertainties that surround such statements, you are cautioned not to place undue reliance on such forward-looking statements.

THE OFFERING

This offering relates to the sale of our common stock by selling stockholders, who intend to sell up to 5,902,721 shares of our common stock. On September 24, 2009 we entered into a Securities Purchase Agreement with Tangiers. Pursuant to the Securities Purchase Agreement the Company may, at its discretion, periodically sell to Tangiers shares of its common stock for a total purchase price of up to $3,000,000. For each share of common stock purchased under the Securities Purchase Agreement, Tangiers will pay  us 90% of the lowest volume weighted average price of the Company's common stock as quoted by Bloomberg, LP on the Over-the-Counter Bulletin Board or other principal market on which the Company's common stock is traded for the five days immediately following the notice date. The price paid by Tangiers for the Company's stock shall be determined as of the date of each individual request for an advance under the Securities Purchase Agreement. Tangiers’ obligation to purchase shares of the Company's common stock under the Securities Purchase Agreement is subject to certain conditions, including the Company obtaining an effective registration statement for shares of the Company's common stock sold under the Securities Purchase Agreement and is limited to $250,000 per ten consecutive trading days after the advance notice is provided to Tangiers. The Securities Purchase Agreement shall terminate and Tangiers shall have no further obligation to make advances under the Securities Purchase Agreement at the earlier of the passing of 18 months after the date that the Securities and Exchange Commission declares the Company’s registration statement effective or the Company receives advances from Tangiers equal to the $3,000,000. Upon the execution of the Securities Purchase Agreement, Tangiers received a one-time commitment fee equal to $150,000 of the Company's common stock divided by the lowest volume weighted average price of the Company's common stock during the 10 business days immediately following the date of the Securities Purchase Agreement, as quoted by Bloomberg, LP.

At our current stock price of $0.04 we will need to register 83,333,333 shares of our common stock in order to obtain the full $3,000,000 available to us under the Securities Purchase Agreement. We are only registering 5,902,721 shares of our common stock under this registration statement.  If our stock price remains at or below $0.04 we will be required to file another registration statement if we intend to obtain the full amount of funds available to us under the Securities Purchase Agreement.  For a more detailed description of the number of shares and proceeds we could receive under this registration statement please review the “Use of Proceeds”.

On September 25, 2009, the Company issued Atlas, a 7% secured convertible debenture in the amount of $50,000. This convertible debenture has a term of nine months and was fully funded on September 25, 2009.  Payment of interest on the convertible debenture can be made in cash or, at the option of the Company, in shares of the Company’s common stock valued at the then applicable conversion price. Interest on the convertible debenture will accrue as of September 25, 2009 and will not be payable until the maturity date of June 25, 2010. The debenture also has a conversion price equal to 70% of the average of the two lowest volume weighted average trading prices of the Company’s common stock during the 10 trading days immediately preceding the conversion date as quoted by Bloomberg, LP.

Tangiers intends to sell any shares purchased under the Securities Purchase Agreement at the then prevailing market price. Tangiers may sell shares of our common stock that are subject to a particular advance before it actually receives those shares. These sales of our common stock in the public market could lower the market price of our common stock. In the event that the market price of our common stock decreases, we would not be able to draw down the remaining balance available under the Securities Purchase Agreement with the number of shares being registered in the accompanying registration statement.

Under the terms of the Securities Purchase Agreement, Tangiers is prohibited from engaging in short sales of our stock. Short selling is the act of borrowing a security from a broker and selling it, with the understanding that it must later be bought back (hopefully at a lower price) and returned to the broker. Short selling is a technique used by investors who try to profit from the falling price of a stock. Among other things, this Prospectus relates to the shares of our common stock to be issued under the Securities Purchase Agreement. There are substantial risks to investors as a result of the issuance of shares of our common stock under the Securities Purchase Agreement. These risks include dilution of our shareholders, significant declines in our stock price and our inability to draw sufficient funds when needed.

There is an inverse relationship between our stock price and the number of shares to be issued under the Securities Purchase Agreement. That is, as our stock price declines, we would be required to issue a greater number of shares under the Securities Purchase Agreement for a given advance.

USE OF PROCEEDS

 This Prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. There will be no proceeds to us from the sale of shares of our common stock in this offering. The selling stockholders will receive all such proceeds.

However, we will receive proceeds from the sale of shares of our common stock to Tangiers under the Securities Purchase Agreement. Tangiers will purchase our shares of common stock under the Securities Purchase Agreement at a 10% discount to the current market price. The purchase price of the shares purchased under the Securities Purchase Agreement will be equal to 90% of the volume weighted average price of our common stock on the Over-the-Counter Bulletin Board for the five (5) consecutive trading days immediately following the notice date.

Pursuant to the Securities Purchase Agreement, we cannot draw more than $250,000 every ten trading days.

For illustrative purposes only, we have set forth below our intended use of proceeds for the range of net proceeds indicated below to be received under the Securities Purchase Agreement. The table assumes $50,000 in offering expenses. The figures below are estimates only, and may be changed due to various factors, including the timing of the receipt of the proceeds.

Gross proceeds:	$236,109	$1,500,000	$3,000,000
Net proceeds:	$186,109	$1,450,000	$2,950,000
Number of shares that would have to be issued under the Securities Purchase Agreement at an assumed offering price equal to $0.036(1)	5,902,721	41,666,666	83,333,333
USE OF PROCEEDS
General Working Capital	$186109	$1,450,000	$2,950,000
Total	$186,109	$1,450,000	$2,950,000

(1)
Pursuant to the Securities Purchase Agreement we will issue our shares of common stock to Tangiers at a 10% discount.  Therefore, if our current share price is $0.04 then our assumed offering price will equal $0.036.

At our current stock price of $0.04 per share, we will need to register 83,333,333 shares of our common stock in order to obtain the full $3,000,000 in gross proceeds available to us under the Securities Purchase Agreement. We are only registering 5,902,721 shares of our common stock under this registration statement.  If our stock price remains at or below $0.04 we will be required to file another registration statement if we intend to obtain the full amount of funds available to us under the Securities Purchase Agreement. At our current stock price of $0.04, if we issue to Tangiers all 5,902,721 shares of our common stock registered under this registration statement and have $50,000 in offering expenses we will be able to receive approximately $186,109 in net proceeds.

The Securities Purchase Agreement limits our use of proceeds to general corporate purposes, including, without limitation, the payment of loans incurred by us. In no event can we use the net proceeds from the Securities Purchase Agreement for the payment (or loan to any such person for the payment) of any judgment, or other liability incurred by any executive officer, officer, director or employee of ours, except for any liability owed to such person for services rendered, or if any judgment or other liability is incurred by such person originating from services rendered to us, or we have indemnified such person from liability.

We have chosen to pursue the Securities Purchase Agreement funding because it will potentially make a large amount of cash available to us with the advantage of allowing us to decide when, and how much, we will draw from this financing. We will be in control of the draw down amounts and hope to be able to draw down from the Securities Purchase Agreement whenever the Company deems that such funds are needed. Our objective will be to draw down on the Securities Purchase Agreement funding during periods of positive results for us and during stages when our stock price is rising, in order to control and minimize, as much as possible, the potential dilution for our current and future stockholders. It may not be possible for us to always meet our objective; therefore, we will continue to identify alternative sources of financing, as we always have, including additional private placements of our stock.

DETERMINATION OF OFFERING PRICE

The shares of our common stock are being offered for sale by the selling stockholders at prices established on the Over-the-Counter Bulletin Board during the term of this offering, at prices different than prevailing market prices or at privately negotiated prices.

DILUTION

The potential issuance of the 83,333,333 shares pursuant to the Securities Purchase Agreement will have a dilutive impact on our stockholders. For any particular advance, we will need to issue a greater number of shares of common stock under the Securities Purchase Agreement which would expose our existing stockholders to greater dilution.

SELLING SHAREHOLDERS

     The following table presents information regarding the selling shareholders. A description of our relationship to the selling shareholders’ and how the selling shareholders acquired the shares to be sold in this offering is detailed in the information immediately following this table.

Selling Stockholder	Shares Beneficially Owned before Offering		Percentage of Outstanding Shares Beneficially Owned before Offering (1)	Shares that May Be Acquired Under the Securities Purchase Agreement(2)	Percentage of Outstanding Shares Being Registered to Be Acquired Under the Securities Purchase Agreement	Shares to Be Sold in the Offering	Percentage of Outstanding Shares Beneficially Owned after Offering (3)
Tangiers	1,696,833		7.68%	83,333,333	27%	5,902,721	0.0%

Atlas	1,209,628		5.47%	0			0.0%

Total	2,906,461	(4)	13.2%	83,333,333	27%	5,902,721	0.0%
______________________________________

(1)
Applicable percentage of ownership is based on 22,085,910 shares of our common stock outstanding as of December 28, 2009. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Note that affiliates are subject to Rule 144 and Insider trading regulations – percentage computation is for form purposes only.

(2)
Represents the number of shares of our common stock that would be issued to Tangiers at an assumed market price of $0.04 to draw down the entire $3 million available under the Securities Purchase Agreement.

(3)
Applicable percentage of ownership is based on an assumed 27,988,631 shares of our common stock outstanding after the offering due to the possible issuance of shares of common stock to Tangiers under the Securities Purchase Agreement.

(4)
Consists of shares of our common stock that Tangiers received as a commitment fee under the Securities Purchase Agreement and the number of shares that may be held by Atlas upon the conversion of the secured convertible debenture that the Company issued to Atlas.

Shares Acquired In Financing Transactions with the Company

Atlas.  Atlas is the holder of a secured convertible debenture issued to the Company. All investment decisions of and control of Atlas are held by Christopher Davies its principal.

Secured Convertible Debenture. On September 25, 2009, the Company issued Atlas, a 7% secured convertible debenture in the amount of $50,000. This convertible debenture has a term of nine months and was fully funded on September 25, 2009.  Payment of interest on the convertible debenture can be made in cash or, at the option of the Company, in shares of the Company’s common stock valued at the then applicable conversion price. Interest on the convertible debenture will accrue as of September 25, 2009 and will not be payable until the maturity date of June 25, 2010. The debenture also has a conversion price equal to 70% of the average of the two lowest volume weighted average trading prices of the Company’s common stock during the 10 trading days immediately preceding the conversion date as quoted by Bloomberg, LP.

Tangiers. Tangiers is the investor under the Securities Purchase Agreement. All investment decisions of, and control of, Tangiers are held by Robert Papiri and Michael Sobeck, its managing partners. Tangiers Capital, LLC, makes the investment decisions on behalf of and controls Tangiers. Tangiers acquired all shares being registered in this offering in a financing transaction with us. This transaction is explained below:

Securities Purchase Agreement. On September 24, 2009 we entered into a Securities Purchase Agreement with Tangiers. Pursuant to the Securities Purchase Agreement the Company may, at its discretion, periodically sell to Tangiers shares of its common stock for a total purchase price of up to $3,000,000. For each share of common stock purchased under the Securities Purchase Agreement, Tangiers will pay  us 90% of the lowest volume weighted average price of the Company's common stock as quoted by Bloomberg, LP on the Over-the-Counter Bulletin Board or other principal market on which the Company's common stock is traded for the five days immediately following the notice date. The price paid by Tangiers for the Company's stock shall be determined as of the date of each individual request for an advance under the Securities Purchase Agreement. Tangiers’ obligation to purchase shares of the Company's common stock under the Securities Purchase Agreement is subject to certain conditions, including the Company obtaining an effective registration statement for shares of the Company's common stock sold under the Securities Purchase Agreement and is limited to $250,000 per ten consecutive trading days after the advance notice is provided to Tangiers. The Securities Purchase Agreement shall terminate and Tangiers shall have no further obligation to make advances under the Securities Purchase Agreement at the earlier of the passing of 18 months after the date that the Securities and Exchange Commission declares the Company’s registration statement effective or the Company receives advances from Tangiers equal to the $3,000,000. Upon the execution of the Securities Purchase Agreement, Tangiers received a one-time commitment fee equal to $150,000 of the Company's common stock divided by the lowest volume weighted average price of the Company's common stock during the 10 business days immediately following the date of the Securities Purchase Agreement, as quoted by Bloomberg, LP.

 There are certain risks related to sales by Tangiers, including:

•
The outstanding shares will be issued based on a discount to the market rate. As a result, the lower the stock price is around the time Tangiers is issued shares, the greater chance that Tangiers gets more shares. This could result in substantial dilution to the interests of other holders of common stock.

•
To the extent Tangiers sells our common stock, our common stock price may decrease due to the additional shares in the market. This could allow Tangiers to sell greater amounts of common stock, the sales of which would further depress the stock price.

•
The significant downward pressure on the price of our common stock as Tangiers sells material amounts of our common stock could encourage short sales by Tangiers or others. This could place further downward pressure on the price of our common stock.

PLAN OF DISTRIBUTION

The selling stockholders have advised us that the sale or distribution of our common stock owned by the selling stockholders may be sold or transferred directly to purchasers by the selling stockholders as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the over-the-counter market or in any other market on which the price of our shares of common stock are quoted or (ii) in transactions otherwise than on the over-the-counter market. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling stockholders or by agreement between the selling stockholders and underwriters, brokers, dealers or agents, or purchasers. If the selling stockholders effect such transactions by selling their shares of common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved).

Tangiers is an “underwriter” within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Securities Purchase Agreement. Tangiers will pay us 90% of, or a 10% discount to, the volume weighted average price of our common stock on the Over-the-Counter Bulletin Board or other principal trading market on which our common stock is traded for the five (5) consecutive trading days immediately following the advance date. In addition, Tangiers received 1,696,833 shares of our common stock. Tangiers’ obligations under the Securities Purchase Agreement are not transferable.

At our current stock price of $0.04 per share, we will need to register 83,333,333 shares of our common stock in order to obtain the full $3,000,000 in gross proceeds available to us under the Securities Purchase Agreement. We are only registering 2,996,259 shares of our common stock under this registration statement.  If our stock price remains at or below $0.09 we will be required to file another registration statement if we intend to obtain the full amount of funds available to us under the Securities Purchase Agreement. At our current stock price of $0.04 if we issue to Tangiers all 5,902,721 shares of our common stock registered under this registration statement we will be able to receive $186,109 in net proceeds if we incur $50,000 in offering expenses. For a more detailed description of the number of shares and proceeds we could receive under this registration statement please review the “Use of Proceeds” Section.

The issuance of 83,333,333 shares could cause significant dilution and put significant pressure on the price of our stock. The 5,902,721 shares of our common stock that we are registering under this registration statement will be issued to Tangiers in order to obtain the funds available to us under the Securities Purchase Agreement. The dollar amount of the equity line financing under the Securities Purchase Agreement was based on a number of considerations which include (i) the Company’s capital requirements; (ii) the Company’s then share price and then number of shares outstanding; and (iii) Tangiers’ ability to purchase shares in an amount required to provide capital to the Company.

Under the Securities Purchase Agreement Tangiers contractually agrees not to engage in any short sales of our stock and to our knowledge Tangiers has not engaged in any short sales or any other hedging activities related to our stock.

Tangiers was formed is a Delaware limited partnership. Tangiers is a domestic hedge fund in the business of investing in and financing public companies. Tangiers does not intend to make a market in our stock or to otherwise engage in stabilizing or other transactions intended to help support the stock price. Prospective investors should take these factors into consideration before purchasing our common stock.

Under the securities laws of certain states, the shares of our common stock may be sold in such states only through registered or licensed brokers or dealers. The selling stockholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders are registered to sell securities in all fifty states. In addition, in certain states the shares of our common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

We will pay all of the expenses incident to the registration, offering and sale of the shares of our common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. If any of these other expenses exists, we expect the selling stockholders to pay these expenses. We have agreed to indemnify Tangiers and its controlling persons against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately $50,000. The offering expenses are estimated as follows:  accounting fees of $20,000, legal fees of $23,000 and estimated registration fees of $16.84. We will not receive any proceeds from the sale of any of the shares of our common stock by the selling stockholders. However, we will receive proceeds from the sale of our common stock under the Securities Purchase Agreement.

The selling stockholders are subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and its regulations, including, Regulation M. Under Registration M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling stockholders are distributing shares covered by this prospectus. Pursuant to the requirements of Regulation S-K and as stated in Part II of this Registration Statement, the Company must file a post-effective amendment to the accompanying Registration Statement once informed of a material change from the information set forth with respect to the Plan of Distribution.

OTC Bulletin Board Considerations

The OTC Bulletin Board is separate and distinct from the NASDAQ stock market. NASDAQ has no business relationship with issuers of securities quoted on the OTC Bulletin Board. The SEC’s order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the OTC Bulletin Board.

Although the NASDAQ stock market has rigorous listing standards to ensure the high quality of its issuers, and can delist issuers for not meeting those standards, the OTC Bulletin Board has no listing standards. Rather, it is the market maker who chooses to quote a security on the system, files the application, and is obligated to comply with keeping information about the issuer in its files. The Financial Industry Regulatory Authority (“FINRA”) cannot deny an application by a market maker to quote the stock of a company. The only requirement for inclusion in the OTC Bulletin Board is that the issuer be current in its reporting requirements with the SEC.

Investors must contact a broker-dealer to trade OTC Bulletin Board securities. Investors do not have direct access to the bulletin board service. For bulletin board securities, there only has to be one market maker.

Bulletin board transactions are conducted almost entirely manually. Because there are no automated systems for negotiating trades on the bulletin board, they are conducted via telephone. In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. Therefore, when investors place market orders – an order to buy or sell a specific number of shares at the current market price – it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and getting execution.

Because bulletin board stocks are usually not followed by analysts, there may be lower trading volume than for NASDAQ-listed securities.

DESCRIPTION OF SECURITIES

     Our authorized capital consists of  200,000,000 (Prior to the effectiveness of the Articles amendment, we only have 200,000,000 common authorized) shares of common stock, par value $.001 per share (the “Common Stock”) and 5,000,000 are shares of preferred stock, par value $.001 per share (the “Preferred Stock”).  As of December 28, 2009, the Company had 22,085,910 shares of Common Stock issued and outstanding.

Common Stock

     Holders of the Company’s common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of the Company’s common stock representing a majority of the voting power of the Company’s capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders. A vote by the holders of a majority of the Company’s outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to the Company’s articles of incorporation.

     Holders of the Company’s common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution, or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. The Company’s common stock has no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to the Company’s common stock.

In April 2008, the Board of Directors approved a 1,000:1 forward stock split.

Transfer Agent and Registrar

     The transfer agent and registrar for our common stock is Olde Monmouth Stock Transfer Co. Inc., 200 Memorial Parkway, Atlantic Highlands, NJ 07716

DESCRIPTION OF BUSINESS

Overview

Adventure Energy, Inc. (“Adventure Energy”, the “Company”, “we”, “us”, or “our”) was organized as a Florida Corporation on March 28, 2008. As discussed further below, Adventure Energy is in the oil and natural gas industry and is engaged in exploration, development and production activities in the Appalachian Basin, particularly in Kentucky and West Virginia.  Our business activities focus primarily on the drilling and acquisition of proven developed and underdeveloped proprieties and on the enhancement and development of these properties.

We presently operate oil and gas leaseholds in which we own a majority of the working interest and own and operate a gas gathering system in Morgan County, Kentucky which gathers natural gas from its wells.   In Morgan County, Kentucky we initiated a four well “Drilling Program” called the “West Liberty Quad” Drilling Program to explore and produce natural gas from our leasehold acreage.. Our company has selectively leased acreage in Kentucky for future drilling, and continues to acquire adjacent leaseholds to further our exploration and development in the area.

Recent Developments

Over the past six months the Company has leased approximately 2000 acres of mineral rights in south central Kentucky, more specifically in the counties of Adair, Hart, Metcalfe, Green, and Russell. This brings the total leased acreage held by the Company to approximately 3700 acres in Kentucky and West Virginia. During this same period, the Company acquired twelve previously drilled wells in the same counties. It is the Company’s intention to rework each of these wells over the next 3 months and place them back into production. The Company’s rework plan may include the following on each well; e-log, down hole camera, acid fracture stimulation, replace casing and tubing, new pump jack, and replacing any additional completion components necessary. The Company has already begun the rework on several of the wells and will update shareholders as progress continues. It is the Company’s intention to continue to lease adjacent tracts of mineral rights and previously drilled wells over the next 12-18 months. In addition, the Company may drill new wells exploring for oil and natural gas on the same leased acreage.

In September of this year, the Company initiated a 20 well rework program titled the Adventure-SCK Phase 1, GP. The Company, through a private placement memorandum, intends to sale 20 units priced at $45,000/unit to raise a total of $900,000. The capital raised will be used to rework 20 previously drilled wells and place them back into production. Each investor will retain a working interest in the program. The Company will act as the Managing Member of the program and will also receive a working interest in the program.

Also in September of 2009, the Company acquired SLMI Options, LLC a Nevada limited liability company. With the acquisition, the Company inherited three commercial notes issued by Wilon Resources, Inc., a public company incorporated in Tennessee. The total due by Wilon Resources at the time of this filing is approximately $1.5 million. The notes are secured by 7.8 million shares of Wilon Resources, a commercial office building in Chattanooga, Tennessee, a tract of land in Wayne County, West Virginia, and a 7.5 mile easement whereby a natural gas pipeline is constructed between Floyd and Magoffin counties in Kentucky. In addition, the notes are secured by a Uniform Commercial Code filing whereby Wilon Resources, Wilon Gathering, Harry Thompson, and Harlis Trust are listed as the debtors.

Going Concern

The Company is a development stage Company.  The Company had no revenues and has incurred losses of $1,908,285 for the period March 28, 2008 (inception) to September 30, 2009 and negative working capital aggregating $ 275,367. These factors raise substantial doubt about the Company’s ability to continue as a going concern..

There can be no assurance that sufficient funds required during the next year or thereafter will be generated from operations or that funds will be available from external sources such as debt or equity financings or other potential sources. The lack of additional capital resulting from the inability to generate cash flow from operations or to raise capital from external sources would force the Company to substantially curtail or cease operations and would, therefore, have a material adverse effect on its business. Furthermore, there can be no assurance that any such required funds, if available, will be available on attractive terms or that they will not have a significant dilutive effect on the Company’s existing stockholders.

The Company intends to overcome the circumstances that impact its ability to remain a going concern through a combination of the commencement of revenues, with interim cash flow deficiencies being addressed through additional equity and debt financing. The Company anticipates raising additional funds through public or private financing, strategic relationships or other arrangements in the near future to support its business operations; however the Company may not have commitments from third parties for a sufficient amount of additional capital. The Company cannot be certain that any such financing will be available on acceptable terms, or at all, and its failure to raise capital when needed could limit its ability to continue its operations. The Company’s ability to obtain additional funding will determine its ability to continue as a going concern. Failure to secure additional financing in a timely manner and on favorable terms would have a material adverse effect on the Company’s financial performance, results of operations and stock price and require it to curtail or cease operations, sell off its assets, seek protection from its creditors through bankruptcy proceedings, or otherwise. Furthermore, additional equity financing may be dilutive to the holders of the Company’s common stock, and debt financing, if available, may involve restrictive covenants, and strategic relationships, if necessary to raise additional funds, and may require that the Company relinquish valuable rights.

This registration statement must be declared effective by the Securities and Exchange Commission prior to us being able to issue shares to Tangiers so that we may obtain cash advances under the Securities Purchase Agreement. Our ongoing execution of our business plan is expected to result in operating losses. There are no assurances that we will be successful in achieving our goals of increasing revenues and reaching profitability.

Area of Operations

Appalachia is surrounded by major natural gas markets in the northeastern United States. This proximity to a substantial number of large commercial and industrial gas markets, including natural gas powered electricity plants, coupled with the relatively stable nature of Appalachian production and the availability of transportation facilities has resulted in generally higher wellhead prices for Appalachian natural gas than those prices available in the Gulf Coast and Mid-continent regions of the United States. Appalachia includes portions of Ohio, Pennsylvania, New York, West Virginia, Kentucky and Tennessee. Although Appalachia has sedimentary formations indicating the potential for deposits of gas and oil reserves to depths of 30,000 feet or more, most production in the Basin has been from wells drilled to a number of relatively shallow blanket formations at depths of 1,000 to 7,500 feet. These formations are generally characterized by long-lived reserves that produce for more than 20 years. The drilling success rates of other operators drilling to these formations historically have exceeded 90%.

Long production life and high drilling success rates to these shallow formations has resulted in a highly fragmented, extensively drilled, low technology operating environment in Appalachia. As a result, there has been limited testing or development of productive and potentially productive formations at deeper depths. Although our management believes that significant exploration and development opportunities may exist in these deeper, less developed formations for those operators with the capital and technical expertise, we will not engage in drilling to such depths unless as part of a program in which investors put up substantially all the funds needed.

Cash Requirements

The capital raised from the completed private placements during 2008 satisfied our  capital requirements through years end.  To initiate and complete our 4-well drilling program in Morgan County, KY, as well as our 10 well oil drilling program in Metcalfe County, Kentucky we will enter into partnerships or joint ventures with accredited investors.

We will require additional funds to drill wells on the leasehold property over the next 12 months. We anticipate that we will require up to approximately $2,000,000 to fund continued operations for the next twelve months, depending on revenue, if any, from operations. Additional capital will be required to effectively support the operations and to otherwise implement overall business strategy. We currently do not have any contracts or commitments for additional financing. There can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all. The inability to obtain additional capital will restrict the ability to grow and may reduce the ability to continue to conduct business operations. If we are unable to obtain additional financing, we will likely be required to curtail drilling and development plans and possibly cease operations. Any additional equity financing may involve substantial dilution to then existing shareholders.

Discussion of our business

Our business strategy is to economically increase reserves,  production, and the sale of natural gas and oil from existing and acquired properties in the Appalachian Basin and elsewhere, in order to maximize shareholders' return over the long term. Our strategic location in Kentucky enables us to actively pursue the acquisition and development of producing properties in that area that will enhance our revenue base without proportional increases in overhead costs.

We expect to generate long-term reserve and production growth through drilling activities and further acquisitions. We believe that our management’s experience and expertise will enable us to identify, evaluate, and develop natural gas projects.    The Company’s leasehold is directly adjacent to producing wells. The Eastern Kentucky acreage is located in the middle of several ongoing aggressive drilling projects by several mid-major energy companies.  One well on the approximately 1,500 acres in Eastern Kentucky is currently shut-in. We have entered negotiations with a regional purchaser of natural gas for our 5-well “White Oak Quad” drilling program. If an agreement is consummated, we anticipate that after minor maintenance the well’s gas line will be turned on for the delivery of gas.

We have acquired and intend to acquire additional producing oil and gas property rights where we believe significant additional value can be created. Our Management is primarily interested in developmental properties where some combination of these factors exist: (1) opportunities for long production life with stable production levels; (2) geological formations with multiple producing horizons; (3) substantial exploitation potential; and (4) relatively low capital investment production costs.

Licenses

We hold licenses to operate in the states of Kentucky and West Virginia.  We also hold a Gathering Line Operators License in the states of Kentucky and West Virginia.  We received approval from the Kentucky Department of Energy Development and Independence Division of Oil and Gas Resources to control the oil well we acquired from Tackett & Sons Drilling Contractors, Inc.

Research & Development

For 2008 fiscal year, we spent approximately $7,500 for research and development, most of which was spent for Fracture Maps and Topographic Maps.  Since our inception, we have not drilled any new wells. Our expenditures have primarily related to the acquisition of the one producing well and the acquisition of new leases.

Compliance Expenses

Our company incurs annual expenses to comply with state and federal licensing requirements.  We estimate these costs to be under $2,000 per year.  Once we begin our “turnkey” drilling, we anticipate annual expenditures of approximately $12,000 per well related to environmental costs including water drainage and land development.  It is difficult to estimate these environmental expenses while we are still a development state company as they are largely dependent on many factors for each drilled well.  See “Government Regulation” and “Environmental Regulation” below.

Natural Gas Demand

According to the United States Department of Energy Info Card for 2007, the United States is currently dependent on natural gas for approximately 23% of its total primary energy requirements. 1  With its large commitment to the use of natural gas, particularly in the electricity sector, the U.S. now finds itself with a supply shortage at a time of increased demand.  According to the US Annual Energy Outlook 2008, total natural gas consumption is expected to grow to a peak of 23.8 trillion cubic feet in 2016 from 21.7 trillion cubic feet in 2006.  2

Consumption of natural gas in the residential, commercial, and industrial sectors is influenced by general economic trends, not just fuel prices. Increased consumption is projected across all natural gas sectors between the years 2006 and 2030.  3  The industrial sector is projected to experience growth in consumption, from 7.6 trillion cubic feet in 2006 to 8.1 trillion cubic feet in 2030.  4   Growth is also predicted in the residential and commercial sectors, from 7.2 trillion cubic feet in 2006 to 8.8 trillion cubic feet in 2030.  5

The demand for natural gas is influenced in part by economic conditions.  According to AEO2008 projections, the largest variation of demands for natural gas depends on the prices in the electric power sector. 6   Under projections that assume electric sector prices remain high, natural gas generated capacity will increase by 65.4 gigawatts between 2007 and 2030.  7 If prices remain low, the capacity is expected to increase by 131.1 gigawatts within that same period. 8

Natural gas demand is also sensitive to prices of other fuels.  The electric power sector can substitute consumption of gas for other fuels like coal when prices of natural gas are high.  In contrast, the commercial, residential, industrial and transportation sectors do not have the same ability to easily switch fuel sources and are less sensitive to price variation.

Natural Gas Consumption

Total natural gas consumption is projected to decline by 1.3 percent in 2009 and then increase by 0.4 percent in 2010.   The outlook for continued economic weakness in 2009 is expected to take its greatest toll on industrial sector natural gas consumption, which is expected to decline by about 6 percent this year, more than offsetting the small projected increases in other end-use sectors.  Lower natural gas delivered prices compared with coal in some markets, particularly in the Southeast, are expected to cause some electric power generators to switch some generation from coal to natural gas.  Natural gas consumption by the electric power sector is projected to grow by 0.4 percent in 2009.

The pace and extent of economic recovery in 2010 are the primary factors influencing the natural gas consumption forecast next year, particularly for industrial users.  Based on the current economic assumptions for 2010, slight growth in the industrial sector and 2-percent growth in the electric power sector are balanced by declines in the residential and commercial sectors because of projected milder winter temperatures. 12

Natural Gas Supply

On February 27, 2009, working natural gas in storage was 1,793 Bcf.  Current inventories are now 218 Bcf above the 5-year average (2003–2007) and 270 Bcf above the level during the corresponding week last year.  Storage inventories at the end of March 2009 are expected at about 1.6 trillion cubic feet (Tcf), roughly 200 Bcf above the previous 5-year average for that time. 12

According to US Government statistics provided to the Energy Information Administration, the US natural gas production is increasing at a rapid pace.  After 9 years without net growth in this sector, there was a 3 percent increase in production between the first quarter of 2006 and the first quarter of 2007, and a 9 percent increase between the first quarter of 2007 and the first quarter of 2008.   Contributing to this increase is a growth in supplies across the lower 48 states.

Improved technology now allows for the horizontal drilling of wells, a method of “unconventional” drilling, instead of the traditional vertical wells, and this allows companies to tap supplies in geographic formations like shale.  AEO2008 data anticipates an increase in “unconventional” production from 8.5 trillion cubic feet in 2006 to 9.5 trillion cubic feet in 2030 . 9   The same report also predicts a decrease in conventional natural gas production from 6.6 trillion cubic feet in 2006 to 4.4 trillion cubic feet in 2030 . 10

The Henry Hub spot price averaged $4.65 per Mcf in February 2009, $0.75 per Mcf below the average spot price in January.  Prices continue to reflect demand reductions brought about by the current economic downturn.  As the year progresses, it is expected that average spot prices will remain near $4 per Mcf.  If prices fall further than currently forecast, natural gas will become increasingly competitive with coal for base load power generation in some regions.  On the supply side, the current drilling pullback could contribute to higher-than-expected prices if the economy begins to recover earlier than expected and production is slow to react.  The Henry Hub spot price is expected to average $4.67 per Mcf in 2009 and $5.87 per Mcf in 2010. 12

Natural gas prices are expected to rise through 2030.  According to the E.I.A., in  2006, natural gas prices were an average of $6.40 per thousand cubic feet and in 2007, the average was $6.30. Adjusting for inflation, prices are projected to rise to $5.32 per thousand cubic feet in 2016 and rise to $6.63 per thousand cubic feet in 2030. 11   The reason for the decline in prices before 2016 is the increased development without a projected matching increase in consumption.

The US relies primarily on the natural gas it produces domestically, but also imports a smaller percentage from other countries.   In 2007, the U.S. consumed 23,057,589 million cubic feet of natural gas. In that year, the U.S. imported 4,602,035 million cubic feet of natural gas, and 3,777,161 million cubic feet was from Canada.

Labor and Other Supplies

We contract all labor for the development of leasehold acreage in preparation for drilling, as well as the drilling and completion crews. We purchase all supplies, including but not limited to the steel casing for each well, valves, regulators, 1”, 2”, 3” gathering lines, and all other supplies from local distributors. In times of heavy demand, such as when many other local natural gas producers are drilling, we may have difficulty obtaining supplies in a timely fashion. Also during times of heavy demand, prices for our drilling supplies are escalated, therefore affecting our profit margins.

Commodity Price Volatility

Oil and natural gas prices are volatile and subject to a number of external factors. Prices are cyclical and fluctuate as a result of shifts in the balance between supply and demand for oil and natural gas, world and North American market forces, conflicts in Middle Eastern countries, inventory and storage levels, OPEC policy, weather patterns and other factors. OPEC supply curtailment, tensions in the Middle East, increased demand in China and low North American crude stocks have kept crude oil prices high. Natural gas prices are greatly influenced by market forces in North America since the primary source of supply is contained within the continent.

Market forces include the industry’s ability to find new production and reserves to offset declining production, economic factors influencing industrial demand, weather patterns affecting heating demand and the price of oil for fuel switching.

Seasonality

The exploration for oil and natural gas reserves depends on access to areas where operations are to be conducted. Seasonal weather variations, including freeze-up and break-up affect access in certain circumstances. According to the American Petroleum Institute, more than 60 million U.S. households use natural gas for water heating, space heating, or cooking. In total, natural gas accounts for more than 50 percent of the fuel used to heat U.S. homes. Residential and commercial heating demand for natural gas is highly weather-sensitive, making weather the biggest driver of natural gas demand in the short term. As a result, natural gas demand is highly “seasonal” in nature, with significant “peaks” in the winter heating season.

Seasonality and the natural gas in storage also play a prominent role in natural gas prices. Because natural gas consumption is seasonal but production is not, natural gas inventories are built during the summer for use in the winter. This seasonality leads to higher winter prices and lower summer prices. In addition, inventories above the seasonal average depress prices, and inventories below the seasonal average boost prices.

 Governmental Regulation

Operations are or will be subject to various types of regulation at the federal, state and local levels. Such regulation includes requiring permits for the drilling of wells; maintaining bonding requirements in order to drill or operate wells; implementing spill prevention plans; submitting notification and receiving permits relating to the presence, use and release of certain materials incidental to oil and gas operations; and regulating the location of wells, the method of drilling and casing wells, the use, transportation, storage and disposal of fluids and materials used in connection with drilling and production activities, surface usage and the restoration of properties upon which wells have been drilled, the plugging and abandoning of wells and the transporting of production.

Operations are or will also be subject to various conservation matters, including the regulation of the size of drilling and spacing units or proration units, the number of wells which may be drilled in a unit, and the unitization or pooling of oil and gas properties.

In this regard, some states allow the forced pooling or integration of tracts to facilitate exploration while other states rely on voluntary pooling of lands and leases, which may make it more difficult to develop oil and gas properties. In addition, state conservation laws establish maximum rates of production from oil and gas wells, generally limit the venting or flaring of gas, and impose certain requirements regarding the ratable purchase of production. The effect of these regulations is to limit the amounts of oil and gas we may be able to produce from the wells and to limit the number of wells or the locations at which we may be able to drill.

_________________________________________________________________

1  The United States Department of Energy Info Card for 2007 is available on the internet at http://www.eia.doe.gov/neic/brochure/infocard01.htm   .
2   The US Annual Energy Outlook 2008 is available at http://www.eia.doe.gov/oiaf/aeo /.
3  This information is from the US Energy Outlook 2008 with Projections to 2030 at http://www.eia.doe.gov/oiaf/aeo/gas.html
4 Id.
5 Id.
6 Id.
7 Id.
8 Id.
9 Id.
10 Id.
11 Id.
12 The Energy Information Administration Short Term Energy Outlook released March 10, 2009 can be found at http://www.eia.doe.gov/steo#Natural_Gas_Markets

Business is affected by numerous laws and regulations, including energy, environmental, conservation, tax and other laws and regulations relating to the oil and gas industry. We plan to develop internal procedures and policies to ensure that operations are conducted in full and substantial environmental regulatory compliance.

Failure to comply with any laws and regulations may result in the assessment of administrative, civil and criminal penalties, the imposition of injunctive relief or both. Moreover, changes in any of these laws and regulations could have a material adverse effect on business. In view of the many uncertainties with respect to current and future laws and regulations, including their applicability to us, we cannot predict the overall effect of such laws and regulations on future operations.

We believe that operations comply in all material respects with applicable laws and regulations and that the existence and enforcement of such laws and regulations have no more restrictive an effect on operations than on other similar companies in the energy industry. We do not anticipate any material capital expenditures to comply with federal and state environmental requirements.

Environmental Regulation

The oil and gas industry is extensively regulated by federal, state and local authorities.  The scope and applicability of legislation is constantly monitored for change and expansion.  Numerous agencies, both federal and state, have issued rules and regulations binding on the oil and gas industry and its individual members, some of which carry substantial penalties for noncompliance. To date, these mandates have had no material effect on our capital expenditures, earnings or competitive position.

Legislation and implementing regulations adopted or proposed to be adopted by the Environmental Protection Agency and by comparable state agencies, directly and indirectly, affect our operations. We are required to operate in compliance with certain air quality standards, water pollution limitations, solid waste regulations and other controls related to the discharging of materials into, and otherwise protecting the environment. These regulations also relate to the rights of adjoining property owners and to the drilling and production operations and activities in connection with the storage and transportation of natural gas and oil.

We may be required to prepare and present to federal, state or local authorities data pertaining to the effect or impact that any proposed operations may have upon the environment. Requirements imposed by such authorities could be costly, time-consuming and could delay continuation of production or exploration activities. Further, the cooperation of other persons or entities may be required for us to comply with all environmental regulations. It is conceivable that future legislation or regulations may significantly increase environmental protection requirements and, as a consequence, our activities may be more closely regulated which could significantly increase operating costs. However, management is unable to predict the cost of future compliance with environmental legislation. As of the date hereof, management believes that we are in compliance with all present environmental regulations. Further, we believe that our oil and gas explorations do not pose a threat of introducing hazardous substances into the environment. If such event should occur, we could be liable under certain environmental protection statutes and laws. We presently carry insurance for environmental liability

Our exploration and development operations are subject to various types of regulation at the federal, state and local levels.  Such regulation includes the requirement of permits for the drilling of wells, the regulation of the location and  density of wells, limitations on the methods of casing  wells, requirements for surface use and restoration of properties upon which wells are drilled, and governing the abandonment  and plugging of wells.  Exploration and production are also subject to property  rights and other laws governing  the correlative rights of surface and subsurface owners.

We are subject to the requirements of the Occupational Safety and Health Act, as well as other state and local labor laws, rules and regulations. The cost of compliance with the health and safety requirements is not expected to have a material impact on our aggregate production expenses. Nevertheless, we are unable to predict the ultimate cost of compliance.

 Competition

We are in direct competition with numerous oil and natural gas companies, drilling and income programs and partnerships exploring various areas of the Appalachian Basin and elsewhere competing for customers. Several of our competitors are large, well-known oil and gas and/or energy companies, but no single entity dominates the industry. Many of our competitors possess greater financial and personnel resources, sometimes enabling them to identify and acquire more economically desirable energy producing properties and drilling prospects than us. We are more of a regional operator, and have the traditional competitive strengths of one, including recently established contacts and in-depth knowledge of the local geography.  Additionally, there is increasing competition from other fuel choices to supply the energy needs of consumers and industry.  Management believes  that there  exists a viable  market  place for  smaller  producers  of natural  gas and oil and for  operators  of  smaller  natural  gas  transmission systems.

Employees

As of the date of this Report, we had three full time employees, including President, Vice President, and Field Supervisor. We plan to expand our management team within the next 6-12 months to include a Chief Operations Officer, and Administration officer. We currently utilize several outside firms to locate mineral rights for possible leaseholds, as well as for potential acquisition targets. We use independent consultants whoprovide  us, among other things, with technical support and accounting services. We consider our relations with our employees to be good.

Report to Shareholders

               We are subject to the informational requirements of the Securities Exchange Act of 1934. Accordingly, we file annual, quarterly and other reports and information with the Securities and Exchange Commission. You may read and copy these reports, statements, or other information we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington D.C. 20549. Our filings are also available to the public from commercial document retrieval services and the Internet worldwide website maintained by the U.S. Securities and Exchange Commission at www.sec.gov.

DESCRIPTION OF PROPERTY

Leases for Company Headquarters

Our corporate headquarters are located in leased office space at 6 th Street S. Suite 600, St. Petersburg, Florida.  We entered into a three-year lease for this property on February 1, 2008 and the term commenced on April 1, 2008.  The annual rent is $7,200.  The lease includes a right to renew for one additional three-year period commending April 1, 2011, upon the same terms adjusted for changes in the Consumer Price Index. We believe that our existing facilities are suitable and adequate to meet our current business requirements.

Leased Acreage for Drilling Program

Our exploration and development activities have primarily involved the acquisition of proved developed and undeveloped gas properties and the drilling and development of such properties.  In addition to leaseholds on approximate 3700 acres, we have obtained the right of ways to initiate a four well drilling program in the White Oak Quad in Morgan County.  We plan to initiate drilling six to ten wells in the Caney Quad leasehold acreage in Morgan County by the end of the first quarter of 2010. This project has been delayed due to continued construction and right of way delays on the part of the purchasing company’s pipeline. We understand that the pipeline which we will deliver our natural gas is to be completed prior to the year end.

LEGAL PROCEEDINGS

     From time to time we may be a defendant and plaintiff in various legal proceedings arising in the normal course of our business. We are currently not a party to any material pending legal proceedings or government actions, including any bankruptcy, receivership, or similar proceedings. In addition, management is not aware of any known litigation or liabilities involving the operators of our properties that could affect our operations. Should any liabilities be incurred in the future, they will be accrued based on management’s best estimate of the potential loss. As such, there is no adverse effect on our consolidated financial position, results of operations or cash flow at this time. Furthermore, Management of the Company does not believe that there are any proceedings to which any director, officer, or affiliate of the Company, any owner of record of the beneficially or more than five percent of the common stock of the Company, or any associate of any such director, officer, affiliate of the Company, or security holder is a party adverse to the Company or has a material interest adverse to the Company ..

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND PLAN OF OPERATION

  Overview

We began operations on March 28, 2008 and are engaged in the natural gas and oil industry focusing on exploration, development, and production. We operate oil and gas wells in which we own the majority of the working interest, and are presently drilling oil wells on our current leaseholds in Kentucky. We maintain leaseholds covering approximately 3,700 acres in addition to rights of way and are presently expanding our leasehold interests in Kentucky and into West Virginia. Our first revenue from production was generated in July 2009.  We have incurred a net loss of $1,502,000 for the nine months period ended September 30, 2009.

We expect to generate long-term reserve and production growth through drilling activities and further acquisitions. We believe that our management’s experience and expertise will enable it to identify, evaluate, and develop our oil and natural gas projects. We have secured a 100% net revenue interest in a leasehold in Eastern Kentucky covering 1700 acres targeting gas extraction from the Devonian Shale. Approximately 20-30 drilling locations are on this lease and the wells will be from 1,500-2,800 feet vertically. The leasehold is directly adjacent to producing wells. In addition, we have leased several tracts totaling approximately 2000 acres in southern central Kentucky where we hold on average a 90% net revenue interest. We anticipate that we can drill in excess of 40 oil wells on these leaseholds varying from 400-2000 feet vertically. We have secured a 100% net revenue interest in a leasehold in Wayne County, West Virginia covering 100 acres targeting gas extraction from the Devonian Shale.

     Our current operation is focused in the South Central Kentucky region encompassing the counties of Allen, Monroe, Metcalfe, Green, Hart, Adair, and Barren. Our Eastern Kentucky project is concentrated in the counties of Morgan and Magoffin. We currently have the majority Working Interest in nine oil wells of which four are currently in production. Of these four, the average daily production is 4 barrels of oil per day (BOD) with a range of 2-6 BOD. We are currently reworking two of the oil wells not in production and anticipate that we will have them in production by mid-November.

We also maintain the majority working Interest in 4 producing natural gas wells. Our two wells located in Eastern Kentucky are currently shut-in due to issues with the receiving transmission pipeline. We anticipate that as we expand our operations in this region, we can satisfactorily resolve this issue and place both wells back into production. We are currently identifying delivery options for the two producing natural gas wells for which we maintain a 100% Working Interest in Hart County, Kentucky. When we initiate the rework of two previously producing oil wells on the same leasehold, our plan is to construct a pipeline for delivery of natural gas produced from these wells.

We continue to seek to identify oil wells for possible acquisition. However, there can be no assurance that we will be able to enter into agreements for the acquisition of these oil wells upon terms that are satisfactory to the Company.

We expect to generate long-term reserve and production growth through drilling activities and further acquisitions. We believe that our management’s experience and expertise will enable us to identify, evaluate, and develop oil and natural gas projects.

While we anticipate the majority of future capital expenditures will be expended on the acquisition of previously drilled wells, reworking of wells, and drilling of wells, we intend to use our experience and regional expertise to add leasehold interests to the inventory of leases for future drilling activities, as well as property acquisitions.

Recent Developments

Over the past six months  we have  leased approximately 2000 acres of mineral rights in south central Kentucky, more specifically in the counties of Adair, Hart, Metcalfe, Green, and Russell. This brings the total leased acreage held by the Company to approximately 5,700 acres inclusive of the leaseholds we acquired in the recent Asset Purchase agreement.. It is our  intention to rework each of these wells over the next 3 months and place them back into production.
We have commenced  a the rework on several of the previously drilled wells acquired recently.. It is our  intention to continue to lease adjacent tracts of mineral rights and previously drilled wells over the next 12-18 months. In addition, we may drill new wells exploring for oil and natural gas on the same leased acreage.

In September 2009, we initiated a 20 well rework program titled the Adventure-SCK Phase 1, GP under which we intend to rework 20 previously drilled wells and place them back in production. We will need to raise funds to complete the rework program. However, there can be no assurance that we will be able to successfully raise funds to fund the program.  We will act as the Managing Member of the program and will also receive a working interest in the program.

Also in September of 2009, the Company acquired SLMI Options, LLC a Nevada limited liability company. With the acquisition, the Company inherited three commercial notes issued by Wilon Resources, Inc., a public company incorporated in Tennessee. The total due by Wilon Resources at the time of this filing is approximately $1.5 million. The notes are secured by 7.8 million shares of Wilon Resources, a commercial office building in Chattanooga, Tennessee, a tract of land in Wayne County, West Virginia, and a 7.5 mile easement whereby a natural gas pipeline is constructed between Floyd and Magoffin counties in Kentucky. In addition, the notes are secured by a Uniform Commercial Code filing whereby Wilon Resources, Wilon Gathering, Harry Thompson, and Harlis Trust are listed as the debtors.

Going Concern

The Company is a development stage Company.  The Company had no revenues and has incurred losses of $1,908,285 for the period March 28, 2008 (inception) to September 30, 2009 and negative working capital aggregating $ 275,367. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

There can be no assurance that sufficient funds required during the next year or thereafter will be generated from operations or that funds will be available from external sources such as debt or equity financings or other potential sources. The lack of additional capital resulting from the inability to generate cash flow from operations or to raise capital from external sources would force the Company to substantially curtail or cease operations and would, therefore, have a material adverse effect on its business. Furthermore, there can be no assurance that any such required funds, if available, will be available on attractive terms or that they will not have a significant dilutive effect on the Company’s existing stockholders.

The Company intends to overcome the circumstances that impact its ability to remain a going concern through a combination of the commencement of revenues, with interim cash flow deficiencies being addressed through additional equity and debt financing. The Company anticipates raising additional funds through public or private financing, strategic relationships or other arrangements in the near future to support its business operations; however the Company may not have commitments from third parties for a sufficient amount of additional capital. The Company cannot be certain that any such financing will be available on acceptable terms, or at all, and its failure to raise capital when needed could limit its ability to continue its operations. The Company’s ability to obtain additional funding will determine its ability to continue as a going concern. Failure to secure additional financing in a timely manner and on favorable terms would have a material adverse effect on the Company’s financial performance, results of operations and stock price and require it to curtail or cease operations, sell off its assets, seek protection from its creditors through bankruptcy proceedings, or otherwise. Furthermore, additional equity financing may be dilutive to the holders of the Company’s common stock, and debt financing, if available, may involve restrictive covenants, and strategic relationships, if necessary to raise additional funds, and may require that the Company relinquish valuable rights.

This registration statement must be declared effective by the Securities and Exchange Commission prior to us being able to issue shares to Tangiers so that we may obtain cash advances under the Securities Purchase Agreement. Our ongoing execution of our business plan is expected to result in operating losses. There are no assurances that we will be successful in achieving our goals of increasing revenues and reaching profitability.

Recently Enacted Accounting Standards

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations.”  It will require an acquirer to recognize, at the acquisition date, the assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree at their full fair values as of that date. In a business combination achieved in stages (step acquisitions), the acquirer will be required to remeasure its previously held equity interest in the acquiree at its acquisition-date fair value and recognize the resulting gain or loss in earnings. The acquisition-related transaction and restructuring costs will no longer be included as part of the capitalized cost of the acquired entity but will be required to be accounted for separately in accordance with applicable generally accepted accounting principles in the U.S. SFAS No. 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.

In December 2007, the FASB issued SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements.” The statement clarifies the definition of a non-controlling (or minority) interest and requires that non-controlling interests in subsidiaries be reported as a component of equity in the consolidated statement of financial position and requires that earnings attributed to the non-controlling interests be reported as part of consolidated earnings and not as a separate component of income or expense. However, it will also require expanded disclosures of the attribution of consolidated earnings to the controlling and non-controlling interests on the face of the consolidated income statement. SFAS No. 160 will require that changes in a parent’s controlling ownership interest, that do not result in a loss of control of the subsidiary, are accounted for as equity transactions among shareholders in the consolidated entity therefore resulting in no gain or loss recognition in the income statement. Only when a subsidiary is deconsolidated will a parent recognize a gain or loss in net income. SFAS No. 160 is effective for fiscal years beginning on or after December 15, 2008, and will be applied prospectively except for the presentation and disclosure requirements that will be applied retrospectively for all periods presented. The Company is currently evaluating the impact of SFAS No. 160 to its financial position and results of operations.

In March 2008, the FASB issued Statement of Financial Accounting Standards No. 161, “Disclosures about Derivative Instruments and Hedging Activities” (“SFAS No. 161”).  SFAS No. 161 is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. The provisions of SFAS No. 161 are effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The Company does not expect the provisions of SFAS No. 161 to have a material impact on the financial statements.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Credit Risk

Financial  instruments  which  potentially  subject  the  Company  to a concentration  of credit risk consists  primarily of trade  accounts  receivable with a  variety  of local,  national,  and  international  oil and  natural  gas companies.  Such credit risks are considered by management to be limited due to the financial resources of the oil and natural gas companies.

Gas Properties

The Company adopted the successful efforts method of accounting for gas producing activities. Under successful efforts, costs to acquire mineral interest in gas properties, to drill and equip exploratory wells that find proved reserves, and to drill and equip developmental wells are capitalized. Costs to drill exploratory wells that do not find proved reserves, costs of developmental wells on properties the Company has no further interest in, geological and geophysical costs, and costs of carrying and retaining unproved properties are expensed. Unproved gas properties that are significant are periodically assessed for impairment of value and a loss is recognized at the time of impairment by providing an impairment allowance. Other unproved properties are expensed when surrendered or expired.

When a property is determined to contain proved reserves, the capitalized costs of such properties are transferred from unproved properties to proved properties and are amortized by the unit-of-production method based upon estimated proved developed reserves. To the extent that capitalized  costs of groups of proved properties having similar characteristics exceed the estimated future net cash flows, the excess capitalized costs are written down to the present value of such amounts. Estimated future net cash flows are determined based primarily upon the estimated future proved reserves related to the Company's current proved properties and, to a lesser extent, certain future net cash flows related to operating and related fees due the Company related to its management of various partnerships.

The Company follows Statement of Financial Accounting  Standards ("SFAS") No. 121 which requires a  review for impairment whenever circumstances indicate that the carrying  amount of an asset may not be recoverable. Impairment is recorded as impaired properties are identified.

On sale or abandonment of an entire interest in an unproved property, gain or loss is recognized, taking into consideration the amount of any recorded impairment. If a partial interest in an unproved property is sold, the amount received is treated as a reduction of the cost of the interest retained.

RESULTS OF OPERATIONS – THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2009

This discussion should be read in conjunction with our financial statements included elsewhere in this report.

Revenues for the three months ended September 30, 2009 and September 30, 2008 were $52,551 and $0 respectively. The Company had revenues of $ 52,551 for period from March 28, 2008 (inception) to September 30, 2009. For the nine months ended September 30, 2009, the Company had revenues of $ 52,551. Revenues for the nine months period ended September 30, 2009 was $0.

Operating Expenses for the three months ended September 30, 2009 was $ 406,950. Operating expenses for the three months ended September 30, 2008 was $ 466,067. The decrease in operating expenses  was mainly from the decrease in  consulting and legal fees.
Operating Expenses for the period from March 28, 2008 (inception) to September 30, 2009 was $2,329,093. Operating expenses for the nine months ended September 30, 2009 was $1,568,409, which included selling, general, and administrative expenses of $305,884. Operating expenses for the nine months ended September 30, 2008 was $ 509,734.The increase in operating expenses was mainly from the issuance of common stock for consulting, legal and other fees of $805,935.

Net Loss for the period from March 28, 2008 (inception) to September 30, 2009 was $2,262,684. Net loss for the three months ended September 30, 2009 and 2008 was $354,399 and 466,067, respectively.  The decrease in net loss was mainly from the decrease  in consulting and legal fees.

Net Loss for the nine months ended September 30, 2009 and 2008 was $1,502,000 and  $509,734, respectively. The increase in net loss was mainly from the issuance of common stock for consulting, legal and other fees.

RESULTS OF OPERATIONS FOR THE PERIOD FROM MARCH 28, 2008 (INCEPTION) TO DECEMBER 31, 2008

Revenues for the period from March 28, 2008 (inception) to December 31, 2008 was $0.  We are still a development stage company and do not expect to generate revenue until we begin active drilling and mining.

Operating Expenses for the period from March 28, 2008 (inception) to December 31, 2008 was $760,684, which included $34,604 in selling, general, and administrative expenses incurred to develop the company and its operations.

Net Loss for the period from March 28, 2008 (inception) to December 31, 2008 was $760,684 and was incurred because we did not have any revenues as we devoted our resources to organizing the company, entering leases, and preparing for active mining and drilling activities.

   Liquidity and Capital Resources

As of September 30, 2009 and December 31, 2008 we had cash and cash equivalents of $28,133 and $27,389, respectively.

For the period from March 28, 2008 (inception) to September 30, 2009, cash provided by operating activities was $ 251,416. A total of $2,261,505 was expensed from the issuance of common stock for services and leases for the period March 28, 2008 to September 30, 2009. For the nine months ended September 30, 2009, cash provided by operating activities was $264,027. A total of $1,512,526 was expensed from the issuance of common stock for services, leases and reimbursements.

For the period from March 28, 2008 (inception) to September 30, 2009, the cash used by investing activities was $220,093, which was primarily for the purchase of gas properties. For the nine months ended September 30, 2009, there was $214,093, which was primarily for the purchase of oil and gas properties. For the nine months ended September 30, 2008, there was $6,000 used  by investing activities.

For the nine months ended September 30, 2009, there was $49,190 used for financing activities, compared to $17,500 provided by financing activities for the nine months ended September 30, 2008.

For the period from March 28, 2008 (inception) to June 30, 2008, the cash used by investing activities was $6,000, which was primarily for the purchase of gas properties. For the six months ended June 30, 2009, there was $62,300, which was primarily for the purchase of oil and gas properties.

For the period from March 28, 2008 (inception) to June 30, 2008, cash provided by financing activities was $10,000 from the issuance of common stock. For the six months ended June 30, 2009, there was no cash provided for financing activities.

For the period from March 28, 2008 (inception) to December 31, 2008, cash provided (used) by operating activities was ($22,711). A total of $737,973 was received from the issuance of common stock for services and leases for the period March 28, 2008 to December 31, 2008.

For the period from March 28, 2008 (inception) to December 31, 2008, the cash used by investing activities was $6,000, which was primarily from the purchase of gas properties.

For the period from March 28, 2008 (inception) to December 31, 2008, cash provided by financing activities was $56,100, including $46,000 from the issuance of common stock and $10,100 from loans.

Plan of Operations and Financing Needs

We intend to acquire producing oil and gas properties where we believe significant additional value can be created. Management is primarily interested in developmental properties where some combination of these factors exist: (1) opportunities for long production life with stable production levels; (2) geological formations with multiple producing horizons; (3) substantial exploitation potential; and (4) relatively low capital investment production costs.

We intend to acquire adjacent mineral rights leaseholds to further expand our block of acreage for development. We also intend to expand into Wayne County, West Virginia, to explore for leaseholds. The current rate to acquire leaseholds in Eastern Kentucky ranges from $10.00 -$50.00 per acre.

We intend to maximize the value of properties through a combination of successful drilling, increasing recoverable reserves and reducing operating costs. We employ the latest technology such as directional and horizontal drilling. These methods have historically produced oil and gas at faster rates and with lower operating costs basis than traditional vertical drilling.

We intend to maintain a highly competitive team of experienced and technically proficient employees and motivate them through a positive work environment and stock ownership. We believe that employee ownership, which may be encouraged through a stock option plan, is essential for attracting, retaining and motivating qualified personnel. While we have not yet adopted a stock option plan, we intend to do so in the near future.

In order to fund our current drilling program, as well as future drilling programs, we rely upon partnerships and joint ventures with accredited investors. Once we become profitable, we intend to drill wells in which we will maintain 100% of the net revenue.

Including the net proceeds from the 2008 stock offering, we only have sufficient funds to conduct our operations for three to six months. There can be no assurance that additional financing will be available in amounts or on terms acceptable to us, if at all.

If we are not successful in generating sufficient liquidity from our operations or in raising sufficient capital resources, on terms acceptable to us, this could have a material adverse effect on our business, results of operations liquidity and financial condition.

We presently do not have any available credit, bank financing or other external sources of liquidity, other than the net proceeds from the offering. Due to our brief history and historical operating losses, our operations have not been a source of liquidity. We will need to obtain additional capital in order to expand operations and become profitable. In order to obtain capital, we may need to sell additional shares of our common stock or borrow funds from private lenders. There can be no assurance that we will be successful in obtaining additional funding.

We will need additional investments in order to continue operations, but we cannot offer any assurance that we will be able to obtain such investments. Financing transactions may include the issuance of equity or debt securities, obtaining credit facilities, or other financing mechanisms. The recent downturn in the U.S. stock and debt markets could make it more difficult to obtain financing through the issuance of equity or debt securities. Even if we are able to raise the funds required, it is possible that it could incur unexpected costs and expenses, fail to collect significant amounts owed to it, or experience unexpected cash requirements that would force it to seek alternative financing. Further, if we issue additional equity or debt securities, stockholders may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of existing holders of our common stock. If additional financing is not available or is not available on acceptable terms, we will have to curtail our operations.

Recent Financings

     Between June and October, the Company raised $ 20,500 in private financing from accredited investors. These funds were utilized for the daily operating activities of the company. The investors purchased shares from the Company at $.35 per share. Since inception, the President and Vice-President have funded the Company’s operations.

On September 24, 2009 we entered into a Securities Purchase Agreement with Tangiers. Pursuant to the Securities Purchase Agreement the Company may, at its discretion, periodically sell to Tangiers shares of its common stock for a total purchase price of up to $3,000,000. For each share of common stock purchased under the Securities Purchase Agreement, Tangiers will pay  us 90% of the lowest volume weighted average price of the Company's common stock as quoted by Bloomberg, LP on the Over-the-Counter Bulletin Board or other principal market on which the Company's common stock is traded for the five days immediately following the notice date. The price paid by Tangiers for the Company's stock shall be determined as of the date of each individual request for an advance under the Securities Purchase Agreement. Tangiers’ obligation to purchase shares of the Company's common stock under the Securities Purchase Agreement is subject to certain conditions, including the Company obtaining an effective registration statement for shares of the Company's common stock sold under the Securities Purchase Agreement and is limited to $250,000 per ten consecutive trading days after the advance notice is provided to Tangiers. The Securities Purchase Agreement shall terminate and Tangiers shall have no further obligation to make advances under the Securities Purchase Agreement at the earlier of the passing of 18 months after the date that the Securities and Exchange Commission declares the Company’s registration statement effective or the Company receives advances from Tangiers equal to the $3,000,000. Upon the execution of the Securities Purchase Agreement, Tangiers received a one-time commitment fee equal to $150,000 of the Company's common stock divided by the lowest volume weighted average price of the Company's common stock during the 10 business days immediately following the date of the Securities Purchase Agreement, as quoted by Bloomberg, LP.

 On September 25, 2009, the Company issued Atlas, a 7% secured convertible debenture in the amount of $50,000. This convertible debenture has a term of nine months and was fully funded on September 25, 2009.  Payment of interest on the convertible debenture can be made in cash or, at the option of the Company, in shares of the Company’s common stock valued at the then applicable conversion price. Interest on the convertible debenture will accrue as of September 25, 2009 and will not be payable until the maturity date of June 25, 2010. The debenture also has a conversion price equal to 70% of the average of the two lowest volume weighted average trading prices of the Company’s common stock during the 10 trading days immediately preceding the conversion date as quoted by Bloomberg, LP.

Off Balance Sheet Arrangements:

        None.

Critical Accounting Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Application of Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates, including those related to impairment of property, plant and equipment, intangible assets, deferred tax assets and fair value computation using the Black Scholes option pricing model. We base our estimates on historical experience and on various other assumptions, such as the trading value of our common stock and estimated future undiscounted cash flows, that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions; however, we believe that our estimates, including those for the above-described items, are reasonable.

Use of Estimates

In accordance with accounting principles generally accepted in the United States, management utilizes estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. These estimates and assumptions relate to recording net revenue, collectability of accounts receivable, useful lives and impairment of tangible and intangible assets, accruals, income taxes, inventory realization, stock-based compensation expense and other factors. Management believes it has exercised reasonable judgment in deriving these estimates. Consequently, a change in conditions could affect these estimates.

MANAGEMENT

Directors and Executive Officers

     Our directors and executive officers will manage our business. The following table sets forth the names and ages of the members of our Board of Directors and our executive officers and the positions held by each, as of October 7, 2009. The board of directors elects our executive officers annually. A majority vote of the directors who are in office is required to fill vacancies. Each director will serve until his or her successor is elected and qualified, or until his or her earlier resignation or removal.

Name	Age	Position

Wayne Anderson	43	President and Director

Jim Anderson	69	Vice-President and Director

     Wayne Anderson. Wayne Anderson has served as the President and Chairman of the Board of Adventure Energy since the incorporation of the company in March 2008.  Prior to founding Adventure Energy, Wayne Anderson acted as the Managing Member and a founding partner of Around the Clock Trading & Capital Management, LLC, an investment management company, and the General Partner of Around the Clock Partners, LP from January 2000 through 2008. Through the fund Around the Clock Partners, LP, Mr. Anderson has made significant key investments within the natural resources sector.  Mr. Anderson has been a vital source in negotiating and executing financing transactions for several small to mid sized companies. From June 1997 through December 1999, Mr. Anderson was a proprietary equities trader.  Mr. Anderson practiced as a Podiatric physician from May 1993 through June 1997. Mr. Anderson studied biology at the University of Georgia from 1984 to 1987 and then attended the Temple University School of Podiatric Medicine (formerly the Pennsylvania College of Podiatric Medicine) where he received a doctorate of podiatric medicine (DPM) in 1991.

     Jim Anderson. Jim Anderson is the acting Vice President and serves as a Director of Adventure Energy. Jim Anderson has been involved in commercial and residential real estate for more than 35 years. He brings a diversified business background in mergers and acquisitions, site selection, project planning and business strategy. From June 1991 through March of 2008, Mr. Anderson served as the President of National Hotel Investment. He was responsible for negotiating and acquiring properties in the hospitality industry. Prior to Mr. Anderson’s commercial and residential real estate career, he worked at Ashland Oil for 12 years. While at Ashland Oil, he was in charge of leaseholds, land acquisitions, and site selection. Mr. Anderson attended Middle Georgia College for two quarters before leaving to serve in the US Army.

Family Relationships

Wayne Anderson is the son of Jim Anderson.

EXECUTIVE COMPENSATION

Executive Compensation

     Our executive officers have not received any compensation since the date of our incorporation, and we did not accrue any compensation.

Equity Compensation, Pension or Retirement Plans

     No retirement, pension, profit sharing, stock option or insurance programs or other similar programs have been adopted by the Company for the benefit of its employees.

Audit Committee

     Presently, our Board of Directors is performing the duties that would normally be performed by an audit committee. We intend to form a separate audit committee, and plan to seek potential independent directors. In connection with our search, we plan to appoint an individual qualified as an audit committee financial expert.

Options/SARS Grants During Last Fiscal Year

     None.

Directors’ Compensation

     The Company’s directors currently serve without cash compensation. Directors receive 5,000 shares of common stock for their services per quarter.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics, which was filed as an exhibit to our Annual Report on Form 10-K filed on March 27, 2009.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The shareholders loaned the Company $84,645 at no interest for various expenses during the nine months ended September 30, 2009. During the nine months ended September 30, 2009, the Company issued 3,029,733 shares of common stock to officers of the Company for services at $.25 per share.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information, as of October 7, 2009, with respect to any person (including any “group”, as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) who is known to us to be the beneficial owner of more than five percent (5%) of any class of our voting securities, and as to those shares of our equity securities beneficially owned by each of our directors and executive officers and all of our directors and executive officers as a group. Unless otherwise specified in the table below, such information, other than information with respect to our directors and executive officers, is based on a review of statements filed with the Securities and Exchange commission (the “Commission”) pursuant to Sections 13 (d), 13 (f), and 13 (g) of the Exchange Act with respect to our common stock. As of October 28, 2009, there were 21,585,910shares of our common stock outstanding.

     The number of shares of common stock beneficially owned by each person is determined under the rules of the Commission and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which such person has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within sixty (60) days after the date hereof, through the exercise of any stock option, warrant or other right. Unless otherwise indicated, each person has sole investment and voting power (or shares such power with his or her spouse) with respect to the shares set forth in the following table. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

     The table also shows the number of shares beneficially owned as of October 28, 2009 by each of our individual directors and executive officers, by our nominee directors and executive officers and by all our current directors and executive officers as a group.

Name of Beneficial Owner (1)	Common Stock Beneficially Owned	Percentage of Common Stock
Wayne Anderson (2)(3)	5,324,091	24.11%
Jim Anderson	3,123,084	14.14%
Around the Clock Partners, LP (2)	3,053,465	13.83%
Around the Clock Trading & Capital Management, LLC (3)	1,179,700	5.34%
Officers and Directors as a Group (2 persons)	8,447,175	38.25%
Tangiers (5)	1,696,833	7.68%
Atlas(6)	1,209,628	5.47%

 (1) Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants, or convertible debt currently exercisable or convertible, or exercisable or convertible within 60 days of December 28, 2009 are deemed outstanding for computing percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any person. Percentages are based on a total of shares of common stock outstanding on December28, 2009, and the shares issuable upon exercise of options, warrants exercisable, and debt convertible on or within 60 days of December 28, 2009,.

(2) Wayne Anderson is a limited partner in Around the Clock Partners, LP. The General Partner of Around the Clock Partners, LP is Around the Clock Trading & Capital Management LLC. The shares included in Mr. Anderson’s beneficial ownership include 1,179,700 shares held by Around the Clock Trading & Capital Management, LLC, and 657,068 shares held by Mr. Anderson’s children, for which Mr. Anderson is the custodian.

 (3) Wayne Anderson is the managing member and sole owner of Around the Clock Trading & Capital Management LLC and has voting and dispositive power over the shares.

(4) Gregory Sichenzia, Marc J. Ross, Richard A. Friedman, Michael Ference, Thomas A. Rose, Jeffrey Fessler and Darrin M. Ocasio have shared voting and dispositive power over the shares of common stock held by Sichenzia Ross Friedman Ference LLP

(5)  Tangiers is the investor under the Securities Purchase Agreement. All investment decisions of, and control of, Tangiers are held by Robert Papiri and Michael Sobeck, its managing partners. Tangiers Capital, LLC, makes the investment decisions on behalf of and controls Tangiers.

(6)  Atlas is the holder of a secured convertible debenture issued to the Company. All investment decisions of and control of Atlas are held by Christopher Davies its principal.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is listed on the Over-the-Counter Bulletin Board under the trading symbol “ADVE.” The following table sets forth the high and low bid prices for our common stock for the periods noted, as reported by the National Daily Quotation Service and the Over-The-Counter Bulletin Board. Quotations reflect inter-dealer prices, without retail mark-up, markdown or commission and may not represent actual transactions.

	2009
	High	Low
Fourth Quarter	$0.30	$0.065
Third Quarter	$0.23	$0.042
Second Quarter	$0.68	$0.10
First Quarter	$0.00	$0.00

Holders

     As of December 28, 2009, the approximate number of stockholders of record of the Common Stock of the Company was 61.

Dividend Policy

     The Company has never declared or paid any cash dividends on its common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Our Certificate of Incorporation , as amended and restated, provide to the fullest extent permitted by Florida Law that our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended and restated, is to eliminate our rights and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

     Our By-Laws also provide that the Board of Directors may also authorize us to indemnify our employees or agents, and to advance the reasonable expenses of such persons, to the same extent, following the same determinations and upon the same conditions as are required for the indemnification of and advancement of expenses to our directors and officers. As of the date of this Registration Statement, the Board of Directors has not extended indemnification rights to persons other than directors and officers.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On July 15, 2009, our board of directors of dismissed Drakeford and Drakeford, LLC as the Company’s independent registered public accounting firm. The Board’s decision to dismiss Drakeford was based upon the revocation of the registration of Drakeford by the Public Company Accounting Oversight Board.

During the fiscal year ended December 31, 2008,  Drakeford’s reports on the Company's financial statements did not contain an adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles except, Drakeford’s audit reports for the year ended December 31, 2008 stated that several factors raised substantial doubt about the Company’s ability to continue as a going concern and that the financial statements do not include any adjustments that might result from the outcome of this uncertainty.

During the fiscal year ended December 31, 2008 and the subsequent interim period through July 15, 2009, (i) there were no disagreements between the Company and Drakeford on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of Drakeford would have caused Drakeford to make reference to the matter in its reports on the Company's financial statements; and  (ii) there were no reportable events as the term described in Item 304(a)(1)(iv) of Regulation S-K.

On August 20, 2009, the Company provided Drakeford with a copy of the disclosures it made in response to Item 4.01 on this Form 8-K/A, and requested that Drakeford furnish it with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements.  A copy of the letter, dated August 20, 2009, was filed as an exhibit to the Current Report on Form 8-K/A.

LEGAL MATTERS

     The validity of the shares of common stock offered hereby will be passed upon for the Registrant by Sichenzia Ross Friedman Ference LLP (“SRFF”), 61 Broadway, 32 nd Fl.,  New York, NY 10006. SRFF owns a total of 1,250,000 shares which were issued to SRFF in consideration for legal services provided to the Company None of the shares held by SRFF are being registered pursuant to this registration statement.

EXPERTS

     The financial statements as of September 30, 2009 and for the year ended December 31, 2008 of Adventure Energy, Inc. included in this prospectus and elsewhere in the registration statement have been audited by Drakeford & Drakeford, LLC, an independent registered public accountant, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in auditing and accounting in giving said reports.

WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock we and the selling stockholders are offering by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our common stock, you should refer to the registration statement and to its exhibits. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

     We are subject to the informational requirements of the Securities Exchange Act of 1934 and file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, over the Internet at the SEC's website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facility at 100 F Street, N.E., Room 1580,Washington, D.C. 20549.

     You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the expenses in connection with this Registration Statement. We will pay all expenses of the offering. All of such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission.

SEC registration fee	$16.84
Legal fees and expenses	$22,000.00
Accounting fees and expenses	$20,000.00
Total	$42,016.84

Item 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Our articles of incorporation provide that no director or officer shall be personally liable for damages for breach of fiduciary duty for any act or omission unless such acts or omissions involve intentional misconduct, fraud, knowing violation of law, or payment of dividends in violation of the Florida Corporation Code

     Our bylaws provide that we shall indemnify any and all of our present or former directors and officers, or any person who may have served at our request as director or officer of another corporation in which we own stock or of which we are a creditor, for expenses actually and necessarily incurred in connection with the defense of any action, except where such officer or director is adjudged to be liable for negligence or misconduct in performance of duty. To the extent that a director has been successful in defense of any proceeding, the Florida Corporation Code provide that he shall be indemnified against reasonable expenses incurred in connection therewith.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years the Company has had the following unregistered sales of its securities:

2009

In April 2009, the Company issued an aggregate of 170,100 shares for consulting services.

In May 2009, the Company issued 162,400 shares to an accredited investor at a price of $0.25 per share.

In May 2009, the Company issued an aggregate of 2,005,000 to its President and 1,005,000 shares to its Vice-President as compensation pursuant to the employment agreements and for board service. The stock was $.30 per share upon issuance.

In August, 2009 the Company issued 50,000 shares of our common stock at $.11 per share to John Richardson for the purchase of a generator.

In August 2009, the Company issued an aggregate of 30,000 shares of common stock at a per share price of $0.11 to two participants who purchased a working interest in one of the Company’s wells.

In August, 2009 the Company issued 25,000 shares of our common stock of $0.11 to Republic Exploration in exchange for consulting services

In September, 2009 the Company issued 1,500,000 shares of our common stock of $0.06 to SLMI Holdings, LLC in connection with the acquisition of SLMI Options, LLC

In September 2009, the Company issued an aggregate of 950,000 shares of common stock at an average per share price of $0.12 in exchange for consulting services

In September 2009, the Company issued an aggregate of 950,000 shares of common stock at an average per share price of $0.12 in exchange for consulting services

In September 2009, the Company issued 1,209,628 shares of common stock at a per share price of $0.08 to Tangiers, LP as collateral for the Debenture

In September 2009, the Company issued 1,696,833 shares of common stock at a per share price of $0.10 to Tangiers, LP as a commitment fee for a financing transaction.

In December 2009, the Company issued 300,000 shares of common stock at a per share price of $0.07 to SLMI Holdings, LLC for a financing transaction.

In December 2009, the Company issued 200,000 shares of common stock at $.07 per share to White Oak Land and Minerals Development, LLC in exchange for consulting services.

In December 2009, the Company issued 100,000 shares of common stock to at $.07 per share Valvasone Trust in exchange for consulting services.

2008

On March 28, 2008, the Company issued an aggregate of 10,000 shares of its common stock to Around the Clock Partners, LP, Jim Anderson and Around the Clock Trading & Capital Management at par value in exchange for an initial corporate investment of $10,000.

In June 2008, the Company issued 42,857 shares of common stock to Valvasone Trust in exchange for organizational planning and industry consulting services.

In June 2008, the Company issued an aggregate of 900 shares of common stock to nine landowners in exchange for six leases for mineral rights and two rights of way for a pipeline.

In June 2008 the Company issued 1,412 shares of common stock at $.35 to Clayton Norris as compensation for consulting services.

In June and July 2008, the Company issued an aggregate of 28,572 shares of common stock at a price of $0.35 per share to four accredited investors through a private placement investment.

In July 2008, the Company issued 1,250,000 shares of common stock  at $.35 per share to Sichenzia Ross Friedman Ference LLP as compensation for legal services.

In July 2008, the Company issued 69,364 shares of common stock at a per share price of $0.25 to Jim Anderson in exchange for a capital contribution and reimbursement for expenses in the amount of $16,088.83.

The share issuance also included 5,000 shares at $.35 per share issued as compensation for services provided as a director of the Company.

In July 2008, the Company issued 57,473 shares of common stock at a per share price of $ 0.25 to Wayne Anderson in exchange for a capital contribution and reimbursement for expenses in the amount of $13,118.46. The share issuance also included 5,000 shares issued as compensation for services provided as a director of the Company.

In July 2008, the Company issued 2,500 shares of common stock at $.35 per share to John Haugabook in exchange for consulting services.

In July 2008, the Company issued 210,000 shares of common stock at $.35 per share to White Oak Land and Minerals Development, LLC in connection with a development agreement for leaseholds in Kentucky and West Virginia.

In October 2008, the Company issued an aggregate of 30,000 shares of common stock at a price of $0.35 per share to three accredited investors through a private placement investment.

In October 2008, the Company issued 2,500 shares of common stock to at $.35 per share B&S Land in connection with a leasing and mineral rights agreement.

In October 2008, the Company issued 110,000 shares of common stock at $.35 per share to two non-affiliated parties in exchange for transfer agent and consulting services.

In October 2008, the Company issued 5,000 shares to Jim Anderson and 5,000 shares at $.35 per share to Wayne Anderson as compensation for services provided as a director of the Company during the third quarter.

In November 2008, the Company issued 10,000 shares of common stock to at $.35 per share Bothum Family Trust as compensation for accounting services.

In November 2008, the Company issued 25,000 shares of common stock to at $.35 per share Valvasone Trust in exchange for consulting services.

In November 2008, the Company issued 10,000 shares of common stock to at $.35 per share Casey Willis as compensation for consulting services.

In November 2008, the Company issued 200,000 shares of common stock to at $.35 per share KOW Land Development, LLC in exchange for geology reports for the Company’s Kentucky leaseholds and acquisitions.

In November 2008, the Company issued 1,500 shares of common stock to at $.35 per share Howard Matheny as compensation for consulting services.

In November 2008, the Company issued 500 shares of common stock to at $.35 per share Jeff Griffith as compensation for accounting services.

In November 2008, the Company issued 500 shares of common stock to at $.35 per share Blair Scanlon as compensation for services to the Company.

In November 2008, the Company issued 100,000 shares of common stock to at $.35 per share Outdoor Assets, LLC in exchange for mineral rights research and acquisitions.

In November 2008, the Company issued 40,000 shares of common stock to at $.35 per share Davis Management Corp. in exchange for corporate development services.

In December 2008, the Company issued 37,143 shares of common stock at a price of $.35 per share to Randy and Wendy Hunt TRUSTS FBO CIRRUS LIVING REVOCABLE TRUST UA 3/24/2006 through a private placement

     All of the above offerings and sales were deemed to be exempt under rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of the Company or executive officers of the Company, and transfer was restricted by the Company in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. Furthermore, all of the above-referenced persons were provided with access to our Securities and Exchange Commission filings.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENTS

INDEX TO FINANCIAL STATEMENTS

Financial Statements	Page

Balance Sheets as of September 30, 2009 (unaudited) and December 31, 2008	F- 42

Statements of Operations for the nine months ended September 30, 2009 and 2008, and December 18, 2003 (inception) to September 30, 2009 (unaudited)	F- 43

Statements of Operations for the three months ended September 30, 2009 and 2008 (unaudited)	F-45

Statement of Stockholders’ Equity for the period March 28, 2008 (inception) to September 30, 2009 (unaudited)	F-47

Statements of Cash Flows for the nine months ended September 30, 2009 and 2008, and December 18, 2003 (inception) to September 30, 2009 (unaudited)	F-48

Notes to Financial Statements	F- 47

ADVENTURE ENERGY, INC.
( A Development Stage Company)

BALANCE SHEETS

	September 30, 2009	December 31, 2008
ASSETS	UNAUDITED

CURRENT ASSETS
Cash and cash equivalents	$28,133	$27,389

PROPERTY AND EQUIPMENT
Furniture, fixtures and equipment	6,152	0
Oil and gas properties	114,341	6,000

Total property and equipment, net	120,493	6,000

OTHER ASSETS
Notes receivable	1,001,300	0
Investment-SLMI Options, LLC	99,600	0
Debenture escrow	99,190	0

Total other assets	1,200,090	0

TOTAL ASSETS	$1,348,716	$33,389

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accrued expenses	$165,905	$0
Loan payable-other	2,950	0
Loan payable-shareholders’	84,645	0
Convertible debenture payable	50,000	0

Total current liabilities	303,500	0

LONG-TERM LIABILITIES
Note payable	1,000,000	0

Total long-term liabilities	1,000,000	0

STOCKHOLDERS’ EQUITY
Preferred stock authorized 3,000,000 shares, $.001 par value-Series A	1,000	0
At September 30, 2009 there are 1,000,000 shares issued and outstanding
Preferred stock authorized 300,000 shares, $.001 par value-Series B	300	0
At September 30, 2009 there are 300,000 shares issued and outstanding
Common stock authorized 50,000,000 shares, $.001 par value
each. At September 30, 2009 and December 31, 2008 there are 21,585,910
and 12,239,951 shares issued and outstanding, respectively	21,586	12,239
Additional paid in capital	2,285,014	781,834
Deficit accumulated during the development stage	(2,262,684)	(760,684)

Total stockholders’ equity	45,216	33,389

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,348,716	$33,389

The accompanying notes are an integral part of these statements.

ADVENTURE ENERGY, INC.
( A Development Stage Company)

STATEMENTS OF OPERATIONS

UNAUDITED

			March 28,2008,
	For the nine months ended		(inception)
	September 30, 2009	September 30, 2008	to September 30, 2009

Revenue	$52,551	$0	$52,551

Operating Expenses
Selling, general and administrative	305,884	43,144	346,632
Stocks issued for legal fees	125,851	0	560,000
Stocks issued for consulting and other expenses	1,136,674	456,590	1,404,961
Research and development	0	0	7,500
Organizational expense	0	10,000	10,000

Total operating expenses	1,568,409	509,734	2,329,093

Net loss from operations	(1,515,858)	(509,734)	(2,276,542)

Other income-investment stock gain	13,858	______0	13,858

Net loss	$(1,502,000)	$(509,734)	$(2,262,684)

Basic and diluted loss per common share	$(.10)	$(.05)
Weighted average shares outstanding	14,626,579	10,470,578

The accompanying notes are an integral part of these statements

ADVENTURE ENERGY, INC.
( A Development Stage Company)

 STATEMENTS OF OPERATIONS

UNAUDITED

	For the three months ended	For the three months ended
	September 30,	September 30,
	2009	2008

Revenue	$52,551	$0

Operating Expenses
Selling, general and administrative	123,067	9,477
Stock issued for consulting and other expenses	283,883	456,590
Organizational expense	0	0

Total operating expenses	406,950	466,067

Net loss from operations	(354,399)	(466,067)

Other income-investment stock gain	0	0

Net loss	$(354,399)	$(466,067)

Basic and diluted loss per common share	$(.02)	$(.05)

Weighted average shares outstanding	17,116,150	10,258,296

The accompanying notes are an integral part of these statements

ADVENTURE ENERGY, INC.
( A Development Stage Company)

STATEMENT OF STOCKHOLDERS’ EQUITY

                                                                                                 UNAUDITED

						Deficit Accumulated
	Common stock		Preferred Stock		Additional	During Development
	Shares	Amount	Shares	Amount	Paid in Capital	Stage	Total

Issuance of common stock for cash
on March 28, 2008 at par value	10,000,000	$10,000			$0	$0	$10,000
(1,000:1 forward stock split on April 1, 2008)

Issuance of common stock for leases and right of ays at $.35 per share	3,400	3			1,187		1,190

Issuance of common stock for loan repayments and reimbursements at $.35 per share	83,981	84			29,309		29,393

Issuance of common stock for services at $.35
per share	771,142	771			269,219		269,990

Issuance of common stock for legal fees at $.35
per share	1,250,000	1,250			436,250		437,500

Issuance of common stock for cash at $.35 per share	131,428	131			45,869		46,000
Net loss for the period March 28, 2008
to December 31, 2008						(760,684)	(760,684)

Balance at December 31, 2008	12,239,951	12,239	0	0	781,834	(760,684)	33,389

Issuance of Series A and B shares at par value			1,300,000	1,300			1,300

Issuance of common stock for servicesat $0.664 thru $0.35 per share	9,345,959	9,347			1,503,180		1,512,527

Net loss for the period September 30, 2009						(1,502,000)	(1,502,000)

Balance at September 30, 2009 (Unaudited)	21,585,910	$21,586	1,300,000	$1,300	$2,285,014	$(2,262,684)	$45,216

The accompanying notes are an integral part of this statement.

ADVENTURE ENERGY, INC.
( A Development Stage Company)

STATEMENTS OF CASH FLOWS

UNAUDITED

	For the nine	For the nine	March 28, 2008
	months ended	months ended	(inception)
	September 30,	to September 30,	to September 30,
	2009	2008	2009
OPERATING ACTIVITIES
Net loss	$(1,502,000)	$(509,734)	$(2,262,684)
Adjustments to reconcile net loss to net cash provided by
operating activities:
Issuance of common stock for services, leases, and reimbursements	1,512,526	500,982	2,261,505
Changes in operating assets and liabilities:
Accrued expenses	165,905	0	165,000
Loan payable-other	2,950	0	2,950
Loan payable-shareholders’	84,646	0	84,645

Cash provided (used) by operating activities	264,027	(8,752)	251,416

INVESTING ACTIVITIES:
Investment in SLMI Options	(99,600)	0	(99,600)
Purchase of property and equipment	(114,493)	(6,000)	(120,493)

Cash used by investing activities	(214,093)	(6,000)	(220,093)

FINANCING ACTIVITIES:
Issuance of common stock for cash	0	17,500	46,000
Debenture escrow	(99,190)		(99,190)
Proceeds from loans	50,000	0	50,000

Cash provided (used) by financing activities	(49,190)	17,500	(3,190)

NET INCREASE IN CASH EQUIVALENTS	744	2,748	28,133

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	27,389	0	0

CASH AND CASH EQUIVALENTS, END OF PERIOD	$28,133	$2,748	$28,133

Supplemental Disclosures of Cash Flow Information:
Interest	$0	$0	$0
Acquisition of SMLI Options –Preferred Stock, net of notes	$1,300	$0	$1,300
Taxes	$0	$0	$0

The accompanying notes are an integral part of these statements

.

ADVENTURE ENERGY, INC.
( A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

September 30, 2009
Unaudited

NOTE A – BASIS OF PRESENTATION AND SUMMARY OF  SIGNIFICANT ACCOUNTING
                    POLICIES

      Nature of Operations

             Adventure Energy, Inc. (the “Company”) was incorporated in Florida on March 28, 2008. The Company is an independent oil and natural gas company engaged in exploration, development and production activities in the Appalachian Basin, particularly in Kentucky and West Virginia. Our business strategy focuses primarily on the drilling and acquisitions of proved developed and undeveloped properties and on the enhancement and development of these properties.

Basis of Presentation

          The accompanying interim unaudited condensed  financial statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission  (the “SEC”) for interim financial statements and in the opinion of management contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the financial position as of September 30, 2009, and the results of operations for the nine months and three months ended September 30, 2009 and 2008, and cash flows for the nine months ended September 30, 2009 and 2008. These results have been determined on the basis of accounting principles generally accepted in the United States and applied consistently as those used in the preparation of the Company's 2008 Annual Report on Form 10-K.

     Cash and Cash Equivalents

Investments having an original maturity of 90 days or less that are readily convertible into cash are considered to be cash equivalents.
Cash and cash equivalents consisted of the following:

Cash	$26,605
Lighthouse Financial	1,512
E*Trade Securities	16
Total	$28,133

ADVENTURE ENERGY, INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS (continued)

September 30, 2009
Unaudited

NOTE A – BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recently Enacted Accounting Standards

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations.”  It will require an acquirer to recognize, at the acquisition date, the assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree at their full fair values as of that date. In a business combination achieved in stages (step acquisitions), the acquirer will be required to remeasure its previously held equity interest in the acquiree at its acquisition-date fair value and recognize the resulting gain or loss in earnings. The acquisition-related transaction and restructuring costs will no longer be included as part of the capitalized cost of the acquired entity but will be required to be accounted for separately in accordance with applicable generally accepted accounting principles in the U.S. SFAS No. 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.

In December 2007, the FASB issued SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements.” The statement clarifies the definition of a non-controlling (or minority) interest and requires that non-controlling interests in subsidiaries be reported as a component of equity in the consolidated statement of financial position and requires that earnings attributed to the non-controlling interests be reported as part of consolidated earnings and not as a separate component of income or expense. However, it will also require expanded disclosures of the attribution of consolidated earnings to the controlling and non-controlling interests on the face of the consolidated income statement. SFAS No. 160 will require that changes in a parent’s controlling ownership interest, that do not result in a loss of control of the subsidiary, are accounted for as equity transactions among shareholders in the consolidated entity therefore resulting in no gain or loss recognition in the income statement. Only when a subsidiary is deconsolidated will a parent recognize a gain or loss in net income. SFAS No. 160 is effective for fiscal years beginning on or after December 15, 2008, and will be applied prospectively except for the presentation and disclosure requirements that will be applied retrospectively for all periods presented. The Company is currently evaluating the impact of SFAS No. 160 to its financial position and results of operations.

ADVENTURE ENERGY, INC.
( A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS (continued)

September 30, 2009
Unaudited

NOTE A – BASIS OF PRESENTATION AND SUMMARY OF  SIGNIFICANT ACCOUNTING POLICIES (continued)

Recently Enacted Accounting Standards (continued)

In March 2008, the FASB issued Statement of Financial Accounting Standards No. 161, “Disclosures about Derivative Instruments and Hedging Activities” (“SFAS No. 161”). SFAS No. 161 is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. The provisions of SFAS No. 161 are effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The Company does not expect the provisions of SFAS No. 161 to have a material impact on the financial statements.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

               Concentration of Credit Risk

Financial  instruments  which  potentially  subject  the  Company  to a concentration  of credit risk consists  primarily of trade  accounts  receivable with a  variety  of local,  national,  and  international  oil and  natural  gas companies.  Such credit risks are  considered by management to be limited due to the financial resources of the oil and natural gas companies.

ADVENTURE ENERGY, INC.
( A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS (continued)

September 30, 2009
Unaudited

NOTE A – BASIS OF PRESENTATION AND SUMMARY OF  SIGNIFICANT ACCOUNTING
                    POLICIES (continued)

           Risk Factors

The Company operates in an environment with many financial  risks including, but not limited to, the ability to acquire additional economically recoverable gas reserves, the continued ability to market drilling programs, the inherent risks of the search for, development of and production of  gas, the ability to sell natural gas at prices which will provide attractive rates of return, the volatility and seasonality of  gas production and prices, and the highly competitive nature of the industry as well as worldwide economic conditions.

      Fair Value of Financial Instruments

The Company  defines the fair value of a  financial  instrument  as the amount at which  the  instrument  could be  exchanged  in a current  transaction between  willing  parties.  Financial  instruments  included  in  the  Company's financial statements include cash and cash equivalents,  short-term investments, accounts receivable,  other receivables,  other assets,  accounts payable, notes payable and due to affiliates.  Unless otherwise disclosed in the notes to the financial statements, the carrying value of financial instruments is considered to approximate fair value due to the short maturity and characteristics of those instruments.  The carrying value of debt  approximates  fair  value  as terms approximate those currently available for similar debt instruments.

          Gas Properties

The Company adopted the successful efforts method of accounting for gas producing activities. Under successful efforts, costs to acquire mineral interest in gas properties, to drill and equip exploratory wells that find proved reserves, and to drill and equip developmental wells are capitalized. Costs to drill exploratory wells that do not find proved reserves, costs of developmental wells on properties the Company has no further interest in, geological and geophysical costs, and costs of carrying and retaining unproved properties are expensed. Unproved gas properties that are significant are periodically assessed for impairment of value and a loss is recognized at the time of impairment by providing an impairment allowance. Other unproved properties are expensed when surrendered or expired.

ADVENTURE ENERGY, INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS (continued)

September 30, 2009
Unaudited

NOTE A – BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

          Gas Properties (continued)

When a property is determined to contain proved reserves, the capitalized costs of such properties are transferred from unproved properties to proved properties and are amortized by the unit-of-production method based upon estimated proved developed reserves. To the extent that capitalized  costs of groups of proved properties having similar characteristics exceed the estimated future net cash flows, the excess capitalized costs are written down to the present value of such amounts. Estimated future net cash flows are determined based primarily upon the estimated future proved reserves related to the Company's current proved properties and, to a lesser extent, certain future net cash flows related to operating and  related fees due the Company related to its management of various partnerships. The Company follows Statement of Financial Accounting Standards ("SFAS") No. 121 which requires a  review for impairment whenever circumstances indicate that the carrying  amount of an asset may not be recoverable. Impairment is recorded as impaired properties are identified.

On sale or abandonment of an entire interest in an unproved property, gain or loss is recognized, taking into consideration the amount of any recorded impairment. If a partial interest in an unproved property is sold, the amount received is treated as a reduction of the cost of the  interest retained.

Advertising Cost

The Company had advertising cost in the amount of $930 for the period of March 28, 2008 (date of inception) to September 30, 2009.

NOTE B—RELATED PARTY TRANSACTIONS

The shareholders loaned the Company $84,645 at no interest for various expenses during the nine months ended September 30, 2009. During the nine months ended September 30, 2009, the Company issued 3,029,733 shares of common stock to officers of the Company for services at $.25 per share.
See Note-I for executives’ employment agreement.

ADVENTURE ENERGY, INC.
( A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS (continued)

September 30, 2009
Unaudited

NOTE C—GOING CONCERN

The Company is a development stage Company and has not commenced planned principal operations. The Company had no significant revenues and has incurred losses of $2,262,684 for the period March 28, 2008 (inception) to September 30, 2009 and negative working capital aggregating $ 275,367. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

There can be no assurance that sufficient funds required during the next year or thereafter will be generated from operations or that funds will be available from external sources such as debt or equity financings or other potential sources. The lack of additional capital resulting from the inability to generate cash flow from operations or to raise capital from external sources would force the Company to substantially curtail or cease operations and would, therefore, have a material adverse effect on its business. Furthermore, there can be no assurance that any such required funds, if available, will be available on attractive terms or that they will not have a significant dilutive effect on the Company’s existing stockholders.

The accompanying financial statements do not include any adjustments related to the recoverability of classification of asset-carrying amounts or the amounts and classification of liabilities that may result should the Company be unable to continue as a going concern.

NOTE D-LOSS PER SHARE

The computation of loss per share is based on the weighted average number of common shares outstanding during the period presented. Diluted loss per common share is the same as basic loss per common share as there are no potentially dilutive securities outstanding (options and warrants).

NOTE E - INCOME TAXES

The Company  accounts for income taxes using the asset and liability method described in SFAS No. 109, “Accounting For Income Taxes”, the objective of which is to establish deferred tax assets and liabilities for the temporary differences between the financial reporting and the tax basis of the Company’s assets and liabilities at the enacted tax rates expected to be in effect when such amounts are realized or settled. A valuation allowance related to deferred tax assets is recorded when it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company recorded a deferred income tax asset for the effect of net operating loss carry forwards. In recognition of the uncertainty regarding the ultimate amount of income tax benefits to be derived, the Company has recorded a full valuation allowance at December 31, 2008 and September 30, 2009.

ADVENTURE ENERGY, INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS (continued)

September 30, 2009
Unaudited

NOTE F – COMMON STOCK ISSUANCES/WARRANTS

On March 28, 2008 the Company issued 10,000 shares of its common stock to the founders of the Company at par value. In April 2008, the Company amended its certificate of incorporation to increase the authorized number of shares to 50,000,000 shares of common stock at $0.001 par value and 5,000,000 shares of preferred stock at $0.001 par value and also approved a 1,000:1 forward stock split.

For the period of inception (March 28, 2008) to December 31, 2008, the Company issued common shares in the aggregates of 3,400 shares for leases and right of ways, 83,981 shares for loan repayments and reimbursements, 771,142 shares for services, 1,250,000 shares for legal fees, and 131,428 shares for cash all in the amounts of $.35 per share.

In December 2008, warrants to purchase 5,000 shares of common stock at $.50 per share for five years were issued to three individuals through a private placement.

During the nine months ended September 30, 2009, the Company issued 9,345,959 shares of common stock for services at rates varying between $.35 and $.0664 per share.

NOTE G – LOANS PAYABLE-OTHER

Loans payable with no interest to potential investors aggregated $ 2,950 as of September 30, 2009.

NOTE H – CONVERTIBLE DEBENTURE PAYABLE

On September 25, 2009, the Company entered into a Debenture Securities Purchase Agreement (“Debenture Agreement”) with Atlas Capital Partners, LLC, (“Atlas”) pursuant to which the Company issued to Atlas Fifty Thousand Dollars ($50,000) in secured convertible debentures (the “Debentures”) dated of even date with the Debenture Agreement. The Debentures were fully funded on September 25, 2009.  The Debentures are convertible, in whole or in part, at any time and from time to time before maturity at the option of the holder at the lower of (a) $0.25 or (b) seventy percent (70%) of the two lowest volume weighted average prices of common stock for ten (10) trading days immediately preceding the conversion date.  The Debentures have a term of nine (9) months, piggy-back registration rights and accrue interest at a rate equal to seven percent (7%) per year.  The Debentures are secured by certain pledged assets of the Company. The Parties have also entered into an Investor Registration Rights Agreement, pursuant to which the Company has agreed, if required by Atlas, to provide certain registration rights under the Securities Act of 1933, as amended, and the rules and regulations thereunder, and applicable state securities laws.

ADVENTURE ENERGY, INC.
( A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS (continued)

September 30, 2009
Unaudited

  NOTE I – COMMITMENTS AND CONTINGENCIES

The Company leases office premises in St. Petersburg, Florida at an annual rental of $7,200, payable monthly. The three year lease was entered into on February 1, 2008 and commenced on April 1, 2008.  We may renew for one more three year period commencing February 1, 2011, upon the same terms adjusted for changes in the Consumer Price Index. For the period April 1, 2008 thru June 30, 2009, rental payments aggregated $ 9,000. Future minimum rental payments are $ 9,900.

As of April 1, 2009, the Company executed an employment contract for the President, Vice-President, Treasurer, and Secretary of the Company upon the terms and provisions, and subject to the conditions, set forth in the Agreement, for a term of three (3) years, commencing on April 1, 2009, and terminating on March 31, 2012, unless earlier terminated as provided in the Agreement.  The Agreement included options to the President to purchase 500,000 shares of common stock at an average price of $.75 per share and 250,000 shares to the Vice-President. In addition, the Vice-President can be issued annual grants of 125,000 options on May 1 of each year of employment throughout the duration of the term at an average price of $.75.

Executives agree to accept, for the first year of the Employment Term a salary at an annual rate of $120,000 for the President and $60,000 for the Vice-President, payable in accordance with the Company's regular payroll practices as from time to time in effect, less all withholdings and other deductions required to be deducted in accordance with any applicable federal, state, local or foreign law, rule or regulation. After the first year during the Employment Term, the annual salary for each successive year will be increased by the lesser of (i) 10% or (ii) the percentage increase, if any, in the CPI for each year just completed measured for the entire twelve (12) month period, plus three percent (3%).

ADVENTURE ENERGY, INC.
( A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS (continued)

September 30, 2009
Unaudited

NOTE J- LENDER ACQUISITION AGREEMENT/SUBSIDIARIES

 A lender acquisition agreement was entered into on September 4, 2009 by Adventure Energy, Inc. and SLMI Holdings, LLC.

This Agreement is made with respect to loans made by SLMI Holdings, LLC to Harry Thompson (“Thompson”), Harlis Trust (“Trust”), Wilon Resources Inc. (“Wilon”) and/or Wilon Gathering System Inc. Purchase Price. Adventure agrees to pay the following consideration herewith in return for conveyance of the Lender Units:

$500,000 in financing given May 6, 2005 for construction of a natural gas gathering system in Kentucky (the “Gathering System Loan”), $300,000 mortgage on the Wilon business offices given October 13, 2005 (the “Office Loan”), $175,000 in financing given on October 24, 2006 to finance 176 acres of land in West Virginia and to finance the placement of a natural gas treatment station (the “WV Loan”); these loans include that certain Amendment to Loan Agreements dated August 2, 2006, that certain Receipt for Shares Pledged as Collateral dated December 8, 2007 and that certain Second Amendment to Loan Agreements dated January 27, 2009 (with 7.8 million Wilon shares attached and pledged as additional collateral). Further, the Borrowers and SLMI have agreed to special terms for assignment of loan rights by SLMI and subsequent holders of the loans pursuant to that Acknowledgment by Borrowers delivered Jan. 5, 2009.

$1,000,000 in financing was made payable by secured promissory note. By December 31, 2010, Adventure shall have paid at least $250,000 in cash toward the Secured Note. By December 31, 2011, Adventure shall have paid at least $200,000 more. By December 31, 2012, Adventure shall have paid at least $300,000 more. All unpaid principal and interest shall be due no later than December 31, 2013. To the extent Adventure tenders proceeds from dispositions of real estate collateral on the SLMI Loans (which dispositions shall require the written consent of Owner), said payments shall be applied toward the Secured Note, but they shall not reduce the minimum installments required for years 2010 through 2012. From January, 2010 to December, 2013, a minimum monthly cash installment of $4,000 shall be paid by Adventure on the Secured Note until it is paid in full. Additional Security and Collateral for the Secured Note and the covenants hereunder:

ADVENTURE ENERGY, INC.
( A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS (continued)

September 30, 2009
Unaudited

NOTE J- LENDER ACQUISITION AGREEMENT/SUBSIDIARIES (Continued)

The Company issued 1 million shares of Series A Preferred Stock at the stated value of One    Dollar ($1.00) per share in the name of Owner. These shares shall be convertible into 10 million voting common shares of Adventure in an Event of Default under this Agreement. The preferred shares shall be voting (1 for 1 basis) and shall include the right to appoint a non-voting, ex-officio member of the Board of Directors who shall also be a non-voting, ex-offico member of all committees of the Board of Directors. The Company issued three hundred thousand (300,000) Series B Preferred Shares to Owner that are convertible into 3 million (3,000,000) common shares of Adventure.

On July 20, 2009 the Company formed E-2 Investments, LLC to hold equity and energy investments. No transactions have occurred as of September 30, 2009.

NOTE K-PREFERRED STOCK

On September 2, 2009, the Board of Directors unanimously approved the designation of a series of preferred stock to be known as “Series A Preferred Stock”. The designations, powers, preferences and rights, and the qualifications, limitations or restrictions hereof, in respect of the Series A Preferred Stock shall be as hereinafter described. The Board of Directors of the Company, pursuant to authority granted in the Articles of Incorporation, created a series of preferred stock designated as Series A Preferred Stock (the “Series A Preferred Stock”) with a stated value of $0.001 per share. The number of authorized shares constituting the Series A Preferred Stock was Three Million (3,000,000) shares.

On September 2, 2009, the Board of Directors unanimously approved the designation of a series of preferred stock to be known as “Series B Preferred Stock”. The designations, powers, preferences and rights, and the qualifications, limitations or restrictions hereof, in respect of the Series B Preferred Stock shall be as hereinafter described. The Board of Directors of the Company, pursuant to authority granted in the Articles of Incorporation, created a series of preferred stock designated as Series B Preferred Stock (the “Series B Preferred Stock”) with a stated value of $0.001 per share. The number of authorized shares constituting the Series B Preferred Stock was Three Hundred Thousand (300,000) shares.

ADVENTURE ENERGY, INC.
( A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS (continued)

September 30, 2009
Unaudited

NOTE L – SUBSEQUENT EVENTS

On October 23, 2009, E 2 Investments, LLC, a subsidiary of the Company, was the successful high bidder in an auction of 7,800,000 shares of Wilon Resources, Inc. The shares were auctioned by SLMI Options, LLC, a wholly owned subsidiary of the Company, after they were seized as collateral due to a non-cured default on three commercial loans.

On November 5, 2009, an asset purchase agreement was entered into between KYTX Oil & Gas, LLC and Adventure Energy, Inc. Adventure Energy, Inc. agreed to buy leaseholds, well assignments and on field equipment at a total price of $120,000.

On November 13, 2009, E 2 Investments, LLC, a subsidiary of the Company, executed a Securities Purchase Agreement with Harlis Trust to purchase all shares of Wilon Resources, Inc. controlled by the Trust. In addition, Mr. Harry Thompson, the President of Wilon Resources and Trustee of the Trust, has agreed to resign as an officer and director of the Company. Additional information pertaining to the Securities Purchase Agreement can be found in the accompanying Exhibit.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
ADVENTURE ENERGY, INC.

We have audited the balance sheet of ADVENTURE ENERGY, INC. (a development stage company) as of December 31,2008, and the related statements of operations, changes in stockholders’ equity, and  cash flows for the period from March 28, 2008 (Date of Inception) to December 31, 2008. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. Also, an audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the  financial statements referred to above present fairly, in all material respects, the financial position of ADVENTURE ENERGY, INC., as of December 31, 2008 and the results of its operations and its cash flows for the period from March 28, 2008 (Date of Inception) to December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note B to the financial statements, the Company has incurred operating losses for the period March 28, 2008 (inception) to December 31, 2008, has no revenues and has not commenced planned principal operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding those matters are also described in Note B. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Drakeford & Drakeford, LLC

Drakeford & Drakeford, LLC
New York, New York

March 26, 2009

ADVENTURE ENERGY, INC.
( A Development Stage Company)

BALANCE SHEET

December 31, 2008
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$27,389

PROPERTY AND EQUIPMENT
Gas properties	6,000

TOTAL ASSETS	$33,389

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES	$0

LONG-TERM LIABILITIES	0

STOCKHOLDERS’ EQUITY
Preferred stock authorized 5,000,000 shares, $.001 par value
each. At December 31, 2008, there are no shares issued and outstanding	0
Common stock authorized 50,000,000 shares, $.001 par value
each. At December 31, 2008, there are 12,239,951 shares issued
outstanding	12,239
Additional paid in capital	781,734
Deficit accumulated during the development stage	(760,684)

Total stockholders’ equity	33,289

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$33,289

The accompanying notes are an integral part of these statements.

ADVENTURE ENERGY, INC.
( A Development Stage Company)

 STATEMENTS OF OPERATIONS

March 28,
2008, (inception)
to December 30,
2008

Revenue	$0

Operating Expenses
Selling, general and administrative	36,845
Stock issued for legal fees	437,500
Stock issued for consulting and other fees	271,080
Research and development	7,500
Organizational expense	10,000

Total operating expenses	762,925

Net loss from operations	(762,925)

Other income-investment stock gain	2,241

Net loss	$(760,684)

Basic and diluted loss per common share	$(.07)

Weighted average shares outstanding	11,174,225

The accompanying notes are an integral part of these statements

ADVENTURE ENERGY, INC.
( A Development Stage Company)

STATEMENT OF STOCKHOLDERS’ EQUITY

				Deficit Accumulated
	Common stock		Additional	During Development
	Shares	Amount	Paid in Capital	Stage	Total
Issuance of common stock for cash
on March 28, 2008 at par value	10,000,000	$10,000	$0	$0	$10,000
(1,000:1 forward stock split on April 1, 2008)

Issuance of common stock for leases and right of
ways at $.35 per share	3,400	3	1,187		1,190

Issuance of common stock for loan repayments
and reimbursements at $.35 per share	83,981	84	29,309		29,393

Issuance of common stock for services at $.35
per share	771,142	771	269,119		269,890

Issuance of common stock for legal fees at $.35
per share	1,250,000	1,250	436,250		437,500

Issuance of common stock for cash at $.35 per
share	131,428	131	45,869		46,000

Net loss for the period March 28, 2008
to December 31, 2008				(760,684)	(760,684)

Balance at December 31, 2008	12,239,951	$12,239	$781,734	$(760,684)	$33,289

The accompanying notes are an integral part of this statement.

ADVENTURE ENERGY, INC.
( A Development Stage Company)

 STATEMENTS OF CASH FLOWS

March 28,
2008, (inception)
to December 31,
2008
OPERATING ACTIVITIES
Net loss	$(760,684)
Adjustments to reconcile net loss to net cash provided by
operating activities:
Issuance of common stock for services, leases, and reimbursements	737,973

Cash used by operating activities	(22,711)

INVESTING ACTIVITIES:
Purchase of gas properties	(6,000)

Cash used by investing activities	(6,000)

FINANCING ACTIVITIES:
Issuance of common stock for cash	46,000
Proceeds from loans	10,100

Cash provided by financing activities	56,100

NET INCREASE IN CASH	27,389

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	0

CASH AND CASH EQUIVALENTS, END OF PERIOD	$27,389

Supplemental Disclosures of Cash Flow Information:
Interest	$0
Taxes	$0

The accompanying notes are an integral part of these statements

ADVENTURE ENERGY, INC.
( A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

December 31, 2008

NOTE A – BASIS OF PRESENTATION AND SUMMARY OF  SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Adventure Energy, Inc. (the “Company”) was incorporated in Florida on March 28, 2008. The Company is an independent oil and natural gas company engaged in exploration, development and production activities in the Appalachian Basin, particularly in Kentucky and West Virginia. Our business strategy focuses primarily on the drilling and acquisitions of proved developed and undeveloped properties and on the enhancement and development of these properties.

Basis of Presentation

The financial statements have been prepared for purposes of registration with the Securities and Exchange Commission ("SEC"), and have been prepared in in accordance with auditing standards of the Public Company Accounting Oversight Board (United States).

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Investments having an original maturity of 90 days or less that are readily convertible into cash are considered to be cash equivalents.

Cash and cash equivalents consisted of the following:

Cash	$1,148
E*Trade Securities	26,241
Total	$27,389

ADVENTURE ENERGY, INC.
( A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS (continued)
December 31, 2008

NOTE A – BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recently Enacted Accounting Standards

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations.”  It will require an acquirer to recognize, at the acquisition date, the assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree at their full fair values as of that date. In a business combination achieved in stages (step acquisitions), the acquirer will be required to remeasure its previously held equity interest in the acquiree at its acquisition-date fair value and recognize the resulting gain or loss in earnings. The acquisition-related transaction and restructuring costs will no longer be included as part of the capitalized cost of the acquired entity but will be required to be accounted for separately in accordance with applicable generally accepted accounting principles in the U.S. SFAS No.141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.

In December 2007, the FASB issued SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements.” The statement clarifies the definition of a non-controlling (or minority) interest and requires that non-controlling interests in subsidiaries be reported as a component of equity in the consolidated statement of financial position and requires that earnings attributed to the non-controlling interests be reported as part of consolidated earnings and not as a separate component of income or expense. However, it will also require expanded disclosures of the attribution of consolidated earnings to the controlling and non-controlling interests on the face of the consolidated income statement. SFAS No. 160 will require that changes in a parent’s controlling ownership interest, that do not result in a loss of control of the subsidiary, are accounted for as equity transactions among shareholders in the consolidated entity therefore resulting in no gain or loss recognition in the income statement. Only when a subsidiary is deconsolidated will a parent recognize a gain or loss in net income. SFAS No. 160 is effective for fiscal years beginning on or after December 15, 2008, and will be applied prospectively except for the presentation and disclosure requirements that will be applied retrospectively for all periods presented. The Company is currently evaluating the impact of SFAS No. 160 to its financial position and results of operations.

ADVENTURE ENERGY, INC.
( A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS (continued)

December 31, 2008

NOTE A – BASIS OF PRESENTATION AND SUMMARY OF  SIGNIFICANT ACCOUNTING POLICIES (continued)

Recently Enacted Accounting Standards (continued)

In March 2008, the FASB issued Statement of Financial Accounting Standards No. 161, “Disclosures about Derivative Instruments and Hedging Activities” (“SFAS No. 161”). SFAS No. 161 is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. The provisions of SFAS No. 161 are effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The Company does not expect the provisions of SFAS No. 161 to have a material impact on the financial statements.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Credit Risk

Financial  instruments  which  potentially subject the Company to a concentration of credit risk consists primarily of trade accounts  receivable with a variety  of local, national, and international oil and  natural gas companies.  Such credit risks are considered by management to be limited due to the financial resources of the oil and natural gas companies.

ADVENTURE ENERGY, INC.
( A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS (continued)

December 31, 2008

NOTE A – BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Risk Factors

The Company operates in an environment with many financial  risks including, but not limited to, the ability to acquire additional economically recoverable gas reserves, the continued ability to market drilling programs, the inherent risks of the search for, development of and production of  gas, the ability to sell natural gas at prices which will provide attractive rates of return, the volatility and seasonality of  gas production and prices, and the highly competitive nature of the industry as well as worldwide economic conditions.

Fair Value of Financial Instruments

The Company defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing  parties.  Financial  instruments  included  in  the  Company's financial statements include cash and cash equivalents,  short-term investments, accounts receivable,  other receivables,  other assets,  accounts payable, notes payable and due to affiliates.  Unless otherwise disclosed in the notes to the financial statements,  the carrying value of financial instruments is considered to approximate fair value due to the short maturity and characteristics of those instruments.  The carrying value of debt  approximates fair  value as terms approximate those currently available for similar debt instruments.

Gas Properties

The Company adopted the successful efforts method of accounting for gas producing activities. Under successful efforts, costs to acquire mineral interest in gas properties, to drill and equip exploratory wells that find proved reserves, and to drill and equip developmental wells are capitalized. Costs to drill exploratory wells that do not find proved reserves, costs of developmental wells on properties the Company has no further interest in, geological and geophysical costs, and costs of carrying and retaining unproved properties are expensed. Unproved gas properties that are significant are periodically assessed for impairment of value and a loss is recognized at the time of impairment by providing an impairment allowance. Other unproved properties are expensed when surrendered or expired.

When a property is determined to contain proved reserves, the capitalized costs of such properties are transferred from unproved properties to proved properties and are amortized by the unit-of-production method based upon estimated proved developed reserves. To the extent that capitalized  costs of groups of proved properties having similar characteristics exceed the estimated future net cash flows, the excess capitalized costs are written down to the present value of such amounts. Estimated future net cash flows are determined based primarily upon the estimated future proved reserves related to the Company's current proved properties and, to a lesser extent, certain future net cash flows related to operating and  related fees due the Company related to its management of various partnerships. The Company follows Statement of Financial Accounting  Standards ("SFAS") No. 121 which requires a  review for impairment whenever circumstances indicate that the carrying  amount of an asset may not be recoverable. Impairment is recorded as impaired properties are identified.

On sale or abandonment of an entire interest in an unproved property, gain or loss is recognized, taking into consideration the amount of any  recorded impairment. If a partial interest in an unproved property is sold, the amount received is treated as a reduction of the cost of the  interest retained.

Advertising Cost

The Company had no advertising cost for the period of March 28, 2008 (date of inception) to December 31, 2008.

ADVENTURE ENERGY, INC.
( A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS (continued)

December 31, 2008

NOTE B—GOING CONCERN

The Company is a development stage Company and has not commenced planned principal operations. The Company had no revenues and has incurred losses of $ 760,684 for the period March 28, 2008 (inception) to December 31, 2008. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

There can be no assurance that sufficient funds required during the next year or thereafter will be generated from operations or that funds will be available from external sources such as debt or equity financings or other potential sources. The lack of additional capital resulting from the inability to generate cash flow from operations or to raise capital from external sources would force the Company to substantially curtail or cease operations and would, therefore, have a material adverse effect on its business. Furthermore, there can be no assurance that any such required funds, if available, will be available on attractive terms or that they will not have a significant dilutive effect on the Company’s existing stockholders.

The accompanying financial statements do not include any adjustments related to the recoverability of classification of asset-carrying amounts or the amounts and classification of liabilities that may result should the Company be unable to continue as a going concern.

NOTE C--LOSS PER SHARE

The computation of loss per share is based on the weighted average number of common shares outstanding during the period presented. Diluted loss per common share is the same as basic loss per common share as there are no potentially dilutive securities outstanding (options and warrants).

NOTE D - INCOME TAXES

The Company accounts for income taxes using the asset and liability method described in SFAS No. 109, “Accounting For Income Taxes”, the objective of which is to establish deferred tax assets and liabilities for the temporary differences between the financial reporting and the tax basis of the Company’s assets and liabilities at the enacted tax rates expected to be in effect when such amounts are realized or settled. A valuation allowance related to deferred tax assets is recorded when it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company recorded a deferred income tax asset for the effect of net operating loss carry forwards. In recognition of the uncertainty regarding the ultimate amount of income tax benefits to be derived, the Company has recorded a full valuation allowance at December 31, 2008.

NOTE E – COMMON STOCK ISSUANCES/WARRANTS

On March 28, 2008 the Company issued 10,000 shares of its common stock to the founders of the Company at par value. In April  2008, the Company amended its certificate of incorporation to increase the authorized number of shares to 50,000,000 shares of common stock at $0.001 par value and 5,000,000 shares of preferred stock at $0.001 par value and also approved a 1,000:1 forward stock split.

For the period of inception (March 28, 2008) to December 31, 2008, the Company issued common shares in the aggregates of 3,400 shares for leases and right of ways, 83,981 shares for loan repayments and reimbursements, 771,142 shares for services, 1,250,000 shares for legal fees, and 131,428 shares for cash all in the amounts of $.35 per share.

In December 2008, warrants to purchase 5,000 shares of common stock at $.50 per share for five years were issued to three individuals through a private placement.

NOTE F – COMMITMENTS AND CONTINGENCIES

The Company leases office premises in St. Petersburg, Florida at an annual rental of $7,200, payable monthly. The three year lease was entered into on February 1, 2008 and commenced on April 1, 2008.  We may renew for one more three year period commencing February 1, 2011, upon the same terms adjusted for changes in the Consumer Price Index. For the period April 1, 2008 thru December 31, 2008, rental payments aggregated $ 5,400. Future minimum rental payments are $16,200.

There are no employment contracts as of December 31, 2008.

EXHIBITS

Exhibits required by Item 601 of Regulation S-K

3.1	Articles of Incorporation (filed with Form S-1 (File No. 333-154799) on October 29, 2008 and incorporated by reference)

3.2	Articles of Incorporation (amended and restated) (filed with Form S-1/A (File No. 333-154799) on December 9, 2008 and incorporated by reference)

3.3	Amended and Restated Articles of Incorporation filed with the Secretary of State on October 21, 2009.

3.4	By-Laws (filed with Form S-1/A (File No. 333-154799) on December 9, 2008 and incorporated by reference)

4.1	Specimen certificate of common stock (previously filed with Form S-1 (File No. 333-154799) on October 29, 2008 and incorporated by reference)

5.1	Attorney's Opinion (to be filed prior to effectiveness)

10.1	Form of Right of Way Easement and Grant (previously filed with Form S-1 (File No. 333-154799) on October 29, 2008 incorporated by reference)

10.2	Form of Subscription Agreement for Well (previously filed with Form S-1 (File No. 333-154799) on October 29, 2008 incorporated by reference)

10.3	Form of Oil, Gas & Coalbed Methane Lease (previously filed with Form S-1 (File No. 333-154799) on October 29, 2008) and incorporated by reference)

10.4	Gathering Line Operators License dated April 28, 2008 (previously filed with Form S-1 (File No. 333-154799)

10.5	Record of transfer of Troy Isom well dated July 2, 2008 (previously filed with Form S-1 (File No. 333-154799) on October 29, 2008 and incorporated by reference)

10.6
Adventure Energy-Rebell Turnkey Drilling Contract, dated March 10, 2009, by and between Adventure Energy, Inc. and Rebell Oil of Kentucky (previously filed with Annual Report on Form 10-K filed with the SEC on March 27, 2009)

10.7	Employment Agreement between Wayne Anderson and Adventure Energy, Inc. dated as of April 1, 2009 (Previously filed with Current Report on Form 8-K filed with the SEC on July 7, 2009

10.8	Employment Agreement between Jim Anderson and Adventure Energy, Inc. dated as of April 1, 2009 (Previously filed with Current Report on Form 8-K filed with the SEC on July 7, 2009)

10.9
Lender Acquisition Agreement dated as of September 4, 2009 among Adventure Energy. Inc., SLMI Holdings, LLC and SLMI Options, LLC. Previously filed with Current Report on Form 8-K filed with the SEC on September 11, 2009)

10.10*	Securities Purchase Agreement between Tangiers Investors, LP and Adventure Energy, Inc. dated as of September 24, 2009.

10.11*	Pledge and Escrow Agreement among Atlas Capital Partners, LLC, Adventure Energy Inc. and Atlas Capital Partners, LP, as escrow agent, dated as of September 24, 2009.

10.12*	Debenture Securities Purchase Agreement between Atlas Capital Partners, LLC and Adventure Energy, Inc.

10.13*	Secured Convertible Debenture issued to Atlas Capital Partners, LLC

10.14*	Security Agreement between Adventure Energy, Inc. and Atlas Capital Partners, LLC.

10.15*	Securities Purchase Agreement by and among, E 2 investments, LLC and Harlis Trust dated as of November 10, 2009

14	Code of Ethics (previously filed with Annual Report on Form 10-K filed with the SEC on March 27, 2009)

23.1 Consent of Attorneys ( to be filed prior to effectiveness)

23.1Consent of Report of Independent Registered Public Accounting Firm*

* = filed herewith

ITEM 17. UNDERTAKINGS

The undersigned Company hereby undertakes to:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
	(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

       (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

     That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

     That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

   The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

     (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

     (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

     (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

      (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

ADVENTURE ENERGY, INC.

December 29, 2009	By:	/s/ Wayne Anderson
Wayne Anderson
President, Acting Chief Financial Officer and Director (Principal Executive Officer and Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/Wayne Anderson	President, Acting Chief Financial Officer and Director (Principal Executive Officer and Principal Accounting Officer)	December 29, 2009
Wayne Anderson
December 29,2009
/s/Jim Anderson	Vice President and Director
Jim Anderson